Exhibit 10.1

CREDIT AGREEMENT

among

INTERSIL CORPORATION

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agent,

WELLS FARGO BANK, N.A.,

as Co-Documentation Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

and

MORGAN STANLEY & CO. INCORPORATED,

as Collateral Agent

Dated as of April 27, 2010

MORGAN STANLEY SENIOR FUNDING, INC.

and

BANC OF AMERICA SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

4.9	Requirements of Law	52
4.10	Taxes	54
4.11	Indemnity	57
4.12	Change of Lending Office	57
4.13	Replacement of Lenders	57
4.14	Evidence of Debt	58
4.15	Illegality	58

SECTION 5.	REPRESENTATIONS AND WARRANTIES	59

5.1	Financial Condition	59
5.2	No Change	60
5.3	Corporate Existence; Compliance with Law	60
5.4	Power; Authorization; Enforceable Obligations	61
5.5	No Legal Bar	61
5.6	Litigation	61
5.7	No Default	61
5.8	Ownership of Property; Liens	61
5.9	Intellectual Property	62
5.10	Taxes	62
5.11	Federal Regulations	62
5.12	Labor Matters	62
5.13	ERISA	63
5.14	Investment Company Act; Other Regulations	63
5.15	Subsidiaries	63
5.16	Use of Proceeds	64
5.17	Environmental Matters	64
5.18	Accuracy of Information, etc.	65
5.19	Security Documents	65
5.20	Solvency	66
5.21	Senior Indebtedness	66
5.22	Regulation H	66
5.23	Certain Documents	66
5.24	Anti-Terrorism Laws	66

SECTION 6.	CONDITIONS PRECEDENT	67

6.1	Conditions to Initial Extension of Credit	67
6.2	Conditions to Each Extension of Credit On the Merger Closing Date	73
6.3	Conditions to Each Extension of Credit After the Merger Closing Date	74

SECTION 7.	AFFIRMATIVE COVENANTS	74

7.1	Financial Statements	74
7.2	Certificates; Other Information	75
7.3	Payment of Taxes	77
7.4	Maintenance of Existence; Compliance	77

7.5	Maintenance of Property; Insurance	77
7.6	Inspection of Property; Books and Records; Discussions	78
7.7	Notices	78
7.8	Environmental Laws	78
7.9	Interest Rate Protection	79
7.10	Additional Collateral, etc.	79
7.11	Further Assurances	81
7.12	Rated Credit Term Facility; Corporate Ratings	81
7.13	Use of Proceeds	82
7.14	Merger	82

SECTION 8.	NEGATIVE COVENANTS	82

8.1	Financial Condition Covenants	82
8.2	Indebtedness	84
8.3	Liens	85
8.4	Fundamental Changes	87
8.5	Disposition of Property	87
8.6	Restricted Payments	88
8.7	Investments	90
8.8	Optional Payments and Modifications of Certain Debt Instruments and Material Agreements	91
8.9	Transactions with Affiliates	92
8.10	Sales and Leasebacks	92
8.11	Hedge Agreements	92
8.12	Changes in Fiscal Periods; Accounting Changes	92
8.13	Negative Pledge Clauses	92
8.14	Clauses Restricting Subsidiary Distributions	93
8.15	Lines of Business	93
8.16	Issuance of Disqualified Capital Stock	93

SECTION 9.	EVENTS OF DEFAULT	93

9.1	Events of Default	93

SECTION 10.	THE AGENTS	97

10.1	Appointment	97
10.2	Delegation of Duties	97
10.3	Exculpatory Provisions	97
10.4	Reliance by Agents	98
10.5	Notice of Default	98
10.6	Non-Reliance on Agents and Other Lenders	98
10.7	Indemnification	99
10.8	Agent in Its Individual Capacity	99
10.9	Successor Administrative Agent; Resignation of Issuing Lender and Swingline Lender	99

10.10	Agents Generally	101
10.11	Lender Action	101

SECTION 11.	MISCELLANEOUS	101

11.1	Amendments and Waivers	101
11.2	Notices	104
11.3	No Waiver; Cumulative Remedies	105
11.4	Survival of Representations and Warranties	105
11.5	Payment of Expenses and Taxes	106
11.6	Successors and Assigns; Participations and Assignments	107
11.7	Sharing of Payments; Set-off	111
11.8	Counterparts	112
11.9	Severability	112
11.10	Integration	112
11.11	GOVERNING LAW	113
11.12	Submission To Jurisdiction; Waivers	113
11.13	Acknowledgments	113
11.14	Releases of Guarantees and Liens	113
11.15	Confidentiality	114
11.16	WAIVERS OF JURY TRIAL	114
11.17	Patriot Act Notice	115

ANNEX:

A	Pricing Grid

SCHEDULES:

1.1	Commitments
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.9	Intellectual Property
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Real Property
8.2	Existing Indebtedness
8.3	Existing Liens
8.7	Existing Investments
8.14	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D	[Reserved]
E	Form of Exemption Certificate
F-1	Form of Term Note
F-2	Form of Revolving Note
F-3	Form Swingline Note
G	Form of Closing Certificate
H	Form of Legal Opinion of Dechert LLP
I	Form of Control Agreement
J	Form of Intercompany Note
K	Form of Solvency Certificate
L	Form of Letter of Credit Application
M	Form of Letter of Credit

CREDIT AGREEMENT, dated as of April 27, 2010, among INTERSIL CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A., each as a co-documentation agent (in such capacity, collectively, the “Documentation Agents” and each a “Documentation Agent”), and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and Swingline Lender, MORGAN STANLEY & CO. INCORPORATED, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”) and MORGAN STANLEY BANK, N.A., as Issuing Lender.

WHEREAS, the Borrower has requested that the Lenders make available (a) the Term Commitments and the Term Loans on the Closing Date and the Merger Closing Date to finance the Acquisition, to pay related fees and expenses and for ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries and (b) the Revolving Commitments after the Merger Closing Date for ongoing working capital and general corporate purposes of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders are willing to make available the Term Commitments and the Revolving Commitments for such purposes on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”: as defined in Section 8.2(i).

“Acquisition”: the collective reference to the Offer (and all purchases of Shares pursuant thereto) and the Merger.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated March 22, 2010, among the Borrower, MergerSub and Techwell.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, including, without limitation, the Offer Documents.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Agent Parties”: as defined in Section 11.2(c).

“Affected Lender”: as defined in Section 4.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Related Parties”: the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and any of their respective Affiliates, officers, directors, employees, agents, advisors or representatives.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents, the Collateral Agent and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender and the Swingline Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Term Commitment then in effect and (c) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, giving effect to any assignments.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Anti-Terrorism Laws”: Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect).

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans and Swingline Loans	3.00%	2.00%
Term Loans	3.25%	2.25%

; provided, that, on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Merger Closing Date, Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, substantially in the form of Exhibit L or such other form as the Issuing Lender may specify as the form for use by its similarly situated customers from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of the Borrower to a Person other than to the Borrower or a Subsidiary of the Borrower (excluding in any case any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (k), (l) and (m) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Assignment Effective Date”: as defined in Section 11.6(d).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate, (b)  1/2 of 1% per annum above the Federal Funds Effective Rate, (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any such change of such Eurodollar Rate and (d) 2.50%.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Blocked Amount”: at any time, the aggregate cash consideration (after giving effect to any purchase of Shares pursuant to the Offer) required to consummate the Merger in accordance with the Acquisition Agreement at such time.

“Benefitted Lender”: as defined in Section 11.7(a).

“Blocked Person”: as defined in Section 5.22(b).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries but excluding (i) expenditures financed with any Reinvestment Deferred Amount, (ii) expenditures made in cash to fund the purchase price for assets acquired in Permitted Acquisitions or incurred by the Person acquired in the Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition and (iii) expenditures made with cash proceeds from any issuances of Capital Stock of any Group Member or contributions of capital made to the Borrower.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.

“Cash Collateralize”: (i) in respect of an obligation, provide and pledge cash collateral in Dollars, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (ii) in respect of L/C Obligations under Letters of Credit, either the deposit of cash collateral in an amount equal to 105% of such outstanding L/C Obligations or the delivery of a “backstop” Letter of Credit reasonably satisfactory to the Issuing Lender (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 or (h) in the case of any Foreign Subsidiary, high quality, short term liquid investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in investments of similar quality as those described in clauses (a) through (g) above.

“Change of Control”: an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) a “change of control” or similar provision as set forth in any indenture or other instrument evidencing any Material Indebtedness of a Group Member has occurred obligating any Group Member to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied and the initial funding occurs, which date is April 27, 2010.

“Closing Date Material Adverse Effect”: any event, violation, inaccuracy, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Borrower, Techwell and their respective Subsidiaries, taken as a whole, or (b) the ability of the Borrower, Techwell and their respective Subsidiaries, taken as a whole, to consummate the Transactions, in each case, with respect to clause (a) above, except to the extent that such event, violation, inaccuracy, circumstance or development results, alone or in combination, from the following, none of which shall be taken into account in determining whether any such material adverse effect has occurred, with respect to clause (a) above, or would reasonably be expected to occur: (i) any failure by the Borrower, Techwell, or their respective Subsidiaries to meet projections, forecasts or analyst expectations for any period (or for which revenues or earnings are released) on or after the date of the Acquisition Agreement, in each case in and of themselves and not intending to exclude from the definition of Closing Date Material Adverse Effect any underlying reason for such failure; (ii) any decrease in the market price of shares of common stock of the Borrower or Techwell (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Closing Date Material Adverse Effect on the Borrower or Techwell); (iii) changes or events arising out of the announcement of the transactions contemplated by, or compliance with the terms of, the Acquisition Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (iv) conditions, events or circumstances affecting the industries in which the entity participates, the U.S. economy as a whole or foreign economies in any locations where the entity has material operations or sales except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities; (v) changes in Legal Requirements (as defined below) or GAAP, except to the extent that the same disproportionately affect any of the Borrower, Techwell, and their respective Subsidiaries as compared to other companies affected by the change in Legal Requirements or GAAP; (vi) any litigation brought or otherwise threatened by stockholders of the Borrower or Techwell (whether on behalf of the Borrower or Techwell or otherwise) in respect of the announcement of the Acquisition Agreement or the transactions contemplated thereby, including consummation of the Acquisition; (vii) any actions taken or announced by MergerSub or any actions taken or announced by the Borrower or Techwell at the prior written request of MergerSub; or (viii) the failure by MergerSub to comply with the terms of or take actions required by the Acquisition Agreement. For purposes of the definition of Closing Date Material Adverse Effect, (x) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market), and (y) “Governmental Body” shall mean any (1) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign or other government or (3) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: any Term Commitment or Revolving Commitment of any Lender.

“Commitment Fee Rate”: 0.50% per annum; provided that, on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 11.2(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Financing Arrangement”: as defined in Section 4.10(g).

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated April 2010 and furnished to the Lenders in connection with the syndication of the Facilities.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), organization costs and non-cash charges resulting from the impairment of intangibles or other assets, (e) any extraordinary, unusual or non-recurring expenses, charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the officers, directors, employees or consultants of the Borrower and its Subsidiaries, (g) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), (h) any non-cash purchase accounting adjustment, (i) customary costs and expenses incurred in connection with the Transactions, (j) customary costs and expenses incurred in connection with Investments permitted hereunder (including Permitted Acquisitions) whether or not such Investment is consummated and (k) customary costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or issuance of Capital Stock; provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains determined in accordance with GAAP and (iii) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, in each case assuming the repayment of Indebtedness in connection therewith occurred as of the first day of such Reference Period and (y) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (1) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (2) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000. The Borrower and the Lenders agree that the Consolidated EBITDA of the Borrower (A) for the fiscal quarter ending October 2, 2009 shall be $34,823,000, (B) for the fiscal quarter ending January 1, 2010 shall be $40,487,000 and (C) for the fiscal quarter ending April 2, 2010 shall be $44,221,000.

“Consolidated Fixed Charge Coverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled amortization payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled amortization principal payments in respect of the Term Loans but excluding Revolving Loans), (d) income taxes paid in cash during such period, (e) Capital Expenditures paid in cash during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures), and (f) Restricted Payments pursuant to Sections 8.6(c) and (d) paid in cash during such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (net of interest income) (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (plus (or minus) the net amount paid (or received) in cash under Hedge Agreements in respect of interest rates to the extent such net amount is allocable to such period in accordance with GAAP) but excluding, to the extent related to the Transactions, debt issuance costs and debt discount or premium, properly classified as interest expense under GAAP.

“Consolidated Leverage Ratio”: at any time, the ratio of (a) Consolidated Total Debt as of the last day of the then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organizational Documents or Requirement of Law applicable to such Subsidiary, (d) unrealized gains or losses with respect to Hedging Agreements for such period (net of any related tax effects, and (e) any gains and losses due solely to fluctuations in currency values (net of any related tax effects).

“Consolidated Total Assets”: the total amount of assets of the Borrower and its consolidated Subsidiaries (less applicable valuation reserves), as set forth on the most recent financial statements delivered pursuant to Sections 7.1(a) and (b).

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP excluding (a) Indebtedness of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, and (b) Indebtedness of the type described in clause (g) of the definition of such term.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreements”: the Control Agreements to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit I, or otherwise in a form reasonably acceptable to the Administrative Agent.

“Corporate Family Rating”: an opinion issued by Moody’s of a corporate family’s ability to honor all of its financial obligations that is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure.

“Corporate Rating”: an opinion issued by S&P of an obligor’s overall financial capacity (its creditworthiness) to pay its financial obligations.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: at any time, any Lender that has (a) failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Lender in respect of any Letter of Credit and/or make a payment to the Swingline Bank in respect of a Swingline Loan (each a “funding obligation”), (b) notified the Administrative Agent, the Borrower or any other Lender, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement, (c) such Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 3.15(c) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender); provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof. The Administrative Agent will promptly send to all parties hereto a notice when it becomes aware that a Lender is a Defaulting Lender.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that is not Qualified Capital Stock.

“Documentation Agents”: as defined in the preamble to this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower that is a “United States Person,” as defined in the Code, other than a Foreign Subsidiary.

“Earn-Out Obligations”: those certain unsecured obligations of the Borrower or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 8.7 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith; provided, that all Earn-Out Obligations will be in form reasonably satisfactory to the Administrative Agent.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of the Borrower commencing with the 2011 fiscal year, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.25 to 1.0 but greater than or equal to 1.50 to 1.0 and (b) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 1.50 to 1.0.

“Eligible Assignee”: any Assignee permitted by and consented to in accordance with Section 11.6(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrower or any of its Subsidiaries or (b) any natural person.

“Environmental Laws”: any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum offered for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M., London, England time, two (2) Business Days prior to the first day of such Interest Period or (b) if no such offered rate exists, such rate will be the rate of interest per annum as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M., London, England time, two (2) Business Days prior to the first day in the applicable Interest Period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such interest period and for an amount equal or comparable to the principal amount of the Loans to be borrowed, converted or continued as Eurodollar Rate Loans on such date of determination.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the greater of (a) 1.50% and (b) determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and permitted Investments (including Permitted Acquisitions) (excluding (x) the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period to the extent such repaid amounts may not be reborrowed) and (y) any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) Restricted Payments made by any Group Member in cash to a Person other than another Group Member, to the extent permitted to be made under Section 8.6, (vii) customary fees, expenses or charges paid in cash related to any permitted Investments (including Permitted Acquisitions) and Dispositions permitted under Section 8.5 hereof and (viii) any premium paid in cash during such period in connection with the prepayment, redemption, purchase, defeasance or other satisfaction prior to scheduled maturity of Indebtedness permitted to be prepaid, redeemed, purchased, defeased or satisfied hereunder.

“Excess Cash Flow Application Date”: as defined in Section 4.2(d).

“Excess Cash Flow Payment Period”: (a) with respect to the prepayment required on the first Excess Cash Flow Application Date, the period from the Closing Date to December 31, 2010 (taken as one accounting period) and (b) with respect to the prepayment required on each successive Excess Cash Flow Application Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act”: as defined in Section 7.2(d).

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Existing Revolving Credit Facility”: the Credit Agreement, dated as of October 17, 2008, among the Borrower, Bank of America, N.A., as administrative agent and the other lenders party thereto.

“Facility”: each of (a) the Term Facility and (b) the Revolving Facility.

“FATCA”: as defined in Section 4.10.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Fee Letter”: that certain Fee Letter, dated as of April 2, 2010, among the Borrower, the Administrative Agent, Bank of America, N.A. and Banc of America Securities LLC.

“FEMA”: the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Foreign Pledge Agreement”: a pledge or charge agreement with respect to the Collateral that constitutes Capital Stock of a Foreign Subsidiary to be entered into after the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (for the avoidance of doubt, no pledge or charge agreement shall be provided with respect to the Capital Stock of a Foreign Subsidiary except for a pledge of no more than 65% of the voting Capital Stock of a Foreign Subsidiary owned directly by an entity organized in any jurisdiction in the United States).

“Foreign Subsidiary”: (a) any Subsidiary of the Borrower that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and (b) any other Subsidiary of Borrower for so long as such Subsidiary would not be able to execute a guaranty or pledge without creating an investment in “United States property” within the meaning of Section 956 of the Code that could give rise to taxable income for any Loan Party pursuant to Section 956 of the Code.

“Funded Debt”: as to any Person, without duplication, all Indebtedness (excluding (a) Indebtedness of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, and (b) Indebtedness of the type described in clause (g) of the definition of such term) of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization”: all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“IBM Agreement”: that certain Agreement for Purchase and Sale of Custom Semiconductor Products Under a Capacity Reservation by and between International Business Machines Corporation (“IBM”) and the Borrower dated August as of September 2, 2003, as amended, renewed, or otherwise extended, together with the exhibits and supplements thereto.

“Immaterial Subsidiary”: each Subsidiary of the Borrower now existing or hereafter acquired or formed, and each successor thereto, (a) which accounts for not more than 2.5% of (i) the consolidated gross revenues of the Borrower and its Subsidiaries or (ii) the consolidated assets of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter; and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 7.5% of such consolidated gross revenues and more than 7.5% of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 92.5% of the consolidated gross revenues and 92.5% of the consolidated assets, each as described in clause (a) above.

“Increase Joinder”: as defined in Section 2.4.

“Incremental Lender”: any Person that makes a Loan pursuant to Section 2.4.

“Incremental Term Loans”: as defined in Section 2.4.

“Incremental Term Loan Commitment”: as defined in Section 2.4.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above (including as such clause applies to Section 9.1(e)), the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all inventions described and claimed therein, and reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, tradenames, slogans, logos, trade dress, Internet Domain Names , and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and reissues, continuations, extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, whether established, registered or recorded in the United States or any other country or any political subdivision thereof, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof; (f) income, fees, royalties, damages and payments now and hereafter due and/or payable under or with respect to any of the foregoing, including, without limitation, damages, claims and payments for past, present or future infringements, misappropriations or other violations thereof, (g) rights and remedies to sue for past, present and future infringements, misappropriations and other violations of any of the foregoing, and (h) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world.

“Intellectual Property Security Agreements”: an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any material Intellectual Property grants to the Collateral Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property, in form and substance reasonably satisfactory to the Administrative Agent.

“Intercompany Note”: the Intercompany Note to be executed and delivered by each Group Member, substantially in the form of Exhibit J.

“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be paid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or if available to all Lenders under the relevant Facility, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or if available to all Lenders under the relevant Facility, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Internet Domain Names”: all Internet domain names and associated URL addresses.

“Investments”: as defined in Section 8.7.

“Issuing Lender”: Morgan Stanley Bank, N.A., in its capacity as issuer of any Letter of Credit or such other Lender or Affiliate of a Lender as the Borrower may select as the Issuing Lender hereunder pursuant to this Agreement.

“Joint Lead Arrangers”: each of Morgan Stanley Senior Funding, Inc. and Banc of America Securities, LLC, each in its capacity as joint lead arranger under this Agreement.

“Junior Financing”: any Junior Indebtedness or any other Indebtedness of the Borrower or any Subsidiary that is required to be subordinated in payment, lien priority or any other manner to the Obligations.

“Junior Financing Documentation”: any documentation governing any Junior Financing.

“Junior Indebtedness”: Indebtedness of any Person so long as (a) such Indebtedness shall not require any amortization prior to the date that is six months following the Term Loan Maturity Date; (b) the weighted average maturity of such Indebtedness shall occur after the date that is six (6) months following the Term Loan Maturity Date; (c) the mandatory prepayment provisions, affirmative and negative covenants and financial covenants shall be no more restrictive, taken as a whole, than the provisions set forth in the Loan Documents; (d) the other terms and conditions of such Indebtedness shall be reasonably satisfactory to the Administrative Agent; (e) such Indebtedness is either unsecured or Second Lien Indebtedness; (f) if such Indebtedness is Subordinated Indebtedness or Second Lien Indebtedness, the other terms and conditions thereof shall be satisfied; (g) if such Indebtedness is incurred by a Loan Party, such Indebtedness may be guaranteed by another Loan Party so long as (i) such Loan Party shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and Collateral Agreement and (ii) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; and (h) if such Indebtedness is incurred by a Subsidiary that is not a Loan Party, subject to Section 8.7(g), such Indebtedness may be guaranteed by another Group Member.

“L/C Commitment”: $25,000,000.

“L/C Exposure”: as to any Lender, its pro rata portion of the L/C Obligations.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Availability Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Insolvency Event”: (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders”: each Revolving Lender, Term Lender and Incremental Lender; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: the sum of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries, plus (b) so long as the Borrower is able to satisfy the conditions to borrowing set forth in clauses (a) and (b) of Section 6.3, the Available Revolving Commitments.

“Loan”: any loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

“Loan Documents”: this Agreement, the Security Documents, the Notes and the Fee Letter.

“Loan Party”: each of the Borrower and the Subsidiary Guarantors.

“Majority Facility Lenders”: the holders of more than 50% of (a) with respect to the Term Facility, the aggregate unpaid principal amount of the outstanding Term Loans plus the aggregate principal amount of Term Commitments and (b) with respect to the Revolving Facility, the Total Revolving Extensions of Credit outstanding under the Revolving Facility (or, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Margin Stock”: shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Indebtedness”: of any Person at any date, Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Rate”: as defined in Section 4.5(e).

“Merger”: as defined in the Acquisition Agreement.

“Merger Closing Date”: the closing date of the Merger.

“MergerSub”: Navajo MergerSub Inc., a Delaware corporation and Wholly Owned Subsidiary of the Borrower.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: any mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) other customary fees and expenses actually incurred in connection therewith, (iv) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (v) amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale), provided that such amounts shall be considered Net Cash Proceeds upon release of such reserve; provided that no proceeds shall constitute Net Cash Proceeds under this clause (a) at any time until the aggregate amount of all such proceeds at such time shall exceed $5,000,000, and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lenders”: as defined in Section 11.1.

“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any such case or proceeding, whether or not a claim for such obligations is allowed in such case or proceeding) the Loans and Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to any Agent, Indemnitee or to any Lender (or, in the case of Specified Hedge Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent, to any Lender or to any Qualified Counterparty that are required to be paid by the Borrower pursuant hereto or pursuant to any other Loan Document or Specified Hedge Agreement, as applicable) or otherwise; provided, that (a) notwithstanding the foregoing or anything to the contrary contained in any Specified Hedge Agreement or in this Agreement or any other Loan Document, Obligations of the Borrower or any other Loan Party under or in respect of any Specified Hedge Agreement shall constitute Obligations secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured or guaranteed, and any condition or requirement to (i) pay in full any obligation hereunder or contemplated hereby or (ii) subordinate, subrogate or defer any right or remedy in advance of any such payment in full, in each case, or words of similar import, shall exclude the obligations under or in respect of Specified Hedge Agreements and (b) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Offer”: as defined in the Acquisition Agreement.

“Offer Documents”: as defined in the Acquisition Agreement.

“Organizational Documents”: as to any Person, the Certificate of Incorporation, Certificate of Formation, By Laws, Limited Liability Company Agreement, Partnership Agreement or other similar organizational or governing documents of such Person.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant”: as defined in Section 11.6(e).

“Patriot Act”: the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 7.10 and 7.11, as applicable; (d) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs; (e) the Borrower shall have delivered to the Administrative Agent at least three (3) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 8.1 as required under clause (d) above and compliance with clause (g) below, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 8.1 and, if the total consideration paid in connection with such Permitted Acquisition (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Subsidiaries following such acquisition) exceeds $250,000,000, appropriate revisions to the projections included in the Confidential Information Memorandum, or, if Projections have been provided pursuant to Section 7.2(c), appropriate revisions to such Projections, in each case after giving effect to such acquisition (such revised projections or Projections to be accompanied by a certificate of a Responsible Officer of the Borrower stating that such revised projections or Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer of the Borrower to be reasonable at such time (it being recognized that such revised projections or Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projections or Projections by a material amount)); (f) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition and (g) the total consideration paid in connection with all Permitted Acquisitions (including any Earn-Out Obligations and any Indebtedness of any Acquired Person

that is assumed by the Borrower or any of its Subsidiaries following such acquisitions) shall not exceed, from the date of this Agreement, (i) $400,000,000 plus (ii) an additional $200,000,000 if such additional amount is funded solely from Net Cash Proceeds received from the issuance of Capital Stock by the Borrower.

“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination; and (f) no material terms (other than interest rate) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Permitted Reorganization”: a restructuring of (A) the ownership of Techwell and its Subsidiaries and (B) assets owned by Techwell and its Subsidiaries, which shall be completed within six (6) months after the Merger Closing Date (as may be extended due to a delay by any Governmental Authority in connection with the transfer of Capital Stock), including any actions necessary to complete such Permitted Reorganization; provided that (i) no Default shall have occurred and be continuing or would result therefrom and (ii) upon completion of such restructuring (x) no Domestic Subsidiary shall become a Foreign Subsidiary and (y) no assets owned by any Domestic Subsidiary prior to the consummation of the Permitted Reorganization shall become assets owned by any Foreign Subsidiary (other than (1) the Capital Stock of the Foreign Subsidiaries of Techwell and the foreign branch assets of Techwell or its Subsidiaries and (2) the Intellectual Property of Techwell and its Domestic Subsidiaries, which shall be owned by the Borrower or another Loan Party and subject to an exclusive license granted to one or more Subsidiaries).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 11.2(b).

“Pledged Company”: any Subsidiary of the Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Prepayment”: (a) a voluntary prepayment of principal of (i) the Term Loans or (ii) any other Funded Debt (but excluding prepayments of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) in any year other than, in the case of clause (ii), any such prepayment made with the proceeds of Indebtedness and (b) a mandatory prepayment of principal of Funded Debt (including mandatory prepayments of the Term Loans but excluding prepayments of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) in any year, other than any such mandatory prepayment made with the proceeds of Indebtedness, the proceeds of any issuance of Capital Stock, the proceeds of any Asset Sale or the proceeds of any Recovery Event (so long as such proceeds of an Asset Sale or Recovery Event are not included in the calculation of Excess Cash Flow), or with Excess Cash Flow.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Financial Statements”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the one hundred eighty-first day following the Term Loan Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (x) above, in each case, at any time on or after the one hundred eighty-first day following the Term Loan Maturity Date.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement at the time such Specified Hedge Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Lender”: Morgan Stanley Senior Funding, Inc.

“Refinanced Term Loans”: as defined in Section 11.1.

“Refunded Swingline Loans”: as defined in Section 3.4(b).

“Refunding Date”: as defined in Section 3.4(c).

“Register”: as defined in Section 11.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended or committed to be expended pursuant to binding documentation prior to the relevant Reinvestment Prepayment

Date to acquire or repair fixed or capital assets useful in the Borrower’s business; provided that such amount shall be increased by any amount committed to be expended prior to the date occurring twelve (12) months after such Reinvestment Event but not actually expended within six (6) months of such date.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve (12) months after such Reinvestment Event (which shall be extended by six (6) months to the extent the Reinvestment Deferred Amount is committed to be expended pursuant to binding documentation prior to the expiration of the foregoing twelve (12) month period) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party Register”: as defined in Section 11.6(d).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 11.1.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding, (b) the Total Term Commitments then in effect, and (c) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or controller of the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Availability Period”: the period from the Merger Closing Date to the Revolving Termination Date.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments is $75,000,000.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Total Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: the date that is three and one half (3.5) years after the Closing Date.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Indebtedness”: Junior Indebtedness of any Person that is secured by a junior Lien on the Collateral; provided that the holder of such Indebtedness executes and delivers an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender, and each of their successors and assigns.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Control Agreements, the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document.

“Share” or “Shares”: as defined in the Acquisition Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Software”: as defined in the definition of Intellectual Property.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) the Borrower and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Guarantee and Collateral Agreement.

“Stock Certificates”: Collateral consisting of certificates representing Capital Stock of any Subsidiary of the Borrower for which a security interest can be perfected by delivering such certificates.

“Subordinated Indebtedness”: any unsecured Junior Indebtedness of the Borrower the payment of principal and interest of which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Immaterial Subsidiary or Foreign Subsidiary; provided that neither Techwell nor any of its Subsidiaries shall be Subsidiary Guarantors until Techwell is a Wholly Owned Subsidiary of the Borrower.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Exposure”: as to any Lenders, its pro rata portion of the Swingline Loans.

“Swingline Lender”: Morgan Stanley Senior Funding, Inc., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Syndication Date”: the date on which the Syndication Agent and the Joint Lead Arrangers complete the syndication of the Facilities and the entities selected in such syndication process become parties to this Agreement.

“Techwell”: Techwell, Inc., a Delaware corporation.

“Term Commitment Termination Date”: the date that is the earliest to occur of (a) one hundred and twenty (120) days after March 26, 2010 or (b) the date of termination or abandonment of the Acquisition Agreement.

“Term Commitments”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including, without limitation, Section 4.2(e). The original aggregate amount of the Term Commitments is $300,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1.

“Term Loan Increase Effective Date”: as defined in Section 2.4.

“Term Loan Maturity Date”: the date that is six (6) years after the Closing Date.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding plus such Lender’s Term Commitment then in effect constitutes of the aggregate principal amount of the Term Loans then outstanding plus the Term Commitments then in effect).

“Title Insurance Company”: as defined in Section 6.1(l).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Term Commitments”: at any time, the aggregate amount of the Term Commitments then in effect.

“Transaction”: collectively, (a) the consummation of the Acquisition, (b) the borrowing of the Loans and (c) the other transactions contemplated by the Loan Documents.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.

“UCC Filing Collateral”: Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or, in the case of any Foreign Subsidiary, other applicable accounting standards, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vii) any references herein to any Person shall be construed to include such Person’s successors and assigns.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Borrower and the Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of the change in GAAP; provided that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding

Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date and on the Merger Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. The aggregate principal amount of the Term Loans made on the Closing Date shall not exceed the Total Term Commitment.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the anticipated Closing Date or one (1) Business Day prior to the Merger Closing Date, as applicable) requesting that the Term Lenders make the Term Loans on the Closing Date or the Merger Closing Date, as applicable, and specifying the amount to be borrowed. Prior to the earlier of (a) the Syndication Date and (b) the date that is sixty (60) days after the Closing Date, any Term Loan that is a Eurodollar Loan shall have an Interest Period of one (1) month. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date or the Merger Closing Date, as applicable, each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall make the proceeds of such Term Loan or Term Loans available to the Borrower on such Borrowing Date by wire transfer in immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

2.3 Repayment of Term Loans. On each Quarterly Payment Date, beginning with the Quarterly Payment Date in September 2010, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the principal amount of Term Loans then outstanding in an amount equal to 0.25% of the aggregate initial principal amounts of all Term Loans theretofore borrowed by the Borrower pursuant to Section 2.1 (which amounts shall be reduced as a result of the application or prepayments in accordance with the order or priority set forth in Section 4.8). The remaining unpaid principal amount of the Term Loans and all other Obligations under or in respect of the Term Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Term Loan Maturity Date.

2.4 Incremental Term Loans.

(a) Borrower Request. The Borrower may at any time and from time to time after the Merger Closing Date by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment”) in an amount not in excess of $50,000,000 in the aggregate and in minimum increments of $10,000,000. Each such notice shall specify (i) the date (each, a “Term Loan Increase Effective Date”) on which the Borrower proposes that the Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent) to whom the Borrower proposes any portion of such Incremental Term Loan Commitment be allocated and the amounts of such allocations; provided that each existing Lender shall be approached first to provide all or a portion of the Incremental Term Loan Commitment and any existing Lender may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.

(b) Conditions. The Incremental Term Loan Commitment shall become effective, as of such Term Loan Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 6.3 shall be satisfied;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Term Loan Increase Effective Date;

(iii) after giving pro forma effect to the borrowings to be made on the Term Loan Increase Effective Date and to any change in Consolidated EBITDA and Indebtedness resulting from the consummation of any Investment concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 7.1(a) or (b), the Borrower shall be in compliance with each of the covenants set forth in Section 8.1; and

(iv) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of Incremental Term Loans and Incremental Term Loan Commitments. The terms and provisions of the Incremental Term Loans made pursuant to the Incremental Term Loan Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (the “Incremental Term Loans”) shall be on terms consistent with the existing tranche of Term Loans (except as otherwise set forth herein) and, to the extent not consistent with the existing tranche of Term Loans, on terms reasonably acceptable to the Administrative Agent (except as otherwise set forth herein) (it being understood that Incremental Term Loans may be part of the existing tranche of Term Loans or may comprise one or more new tranches of Term Loans);

(ii) the weighted average life to maturity of all new Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the existing Term Loans;

(iii) the maturity date of Incremental Term Loans shall not be earlier than the Term Loan Maturity Date; and

(iv) to the extent any Eurodollar Rate “floor” or Base Rate “floor” is imposed on the Incremental Term Loans, the highest of such Eurodollar Rate “floors” or Base Rate “floors” shall be applied to the Term Loans.

The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.4. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Term Loans made pursuant to this Agreement.

(d) Making of Incremental Term Loans. On any Term Loan Increase Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(e) Equal and Ratable Benefit. The Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this Section 2.4 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of Incremental Term Loans or any such Incremental Term Loan Commitments.

2.5 Fees.

(a) The Borrower agrees to pay closing fees to each Term Lender on the Closing Date as fee compensation for such Lender’s Term Commitment in an amount equal to 0.5% of the aggregate principal amount of the Term Loans made by such Term Lender on the Closing Date, payable to such Term Lender out of the proceeds of the Term Loans on the Closing Date.

(b) The Borrower agrees to pay closing fees to each Term Lender on the Merger Closing Date as fee compensation for such Lender’s Term Commitment in the amount equal to 0.5% of the aggregate principal amount of the Term Loans made by such Term Lender on the Merger Closing Date, payable to such Term Lender out of the proceeds of the Term Loans on the Merger Closing Date.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Availability Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Availability Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided that during the first thirty (30) days following the Closing Date, any Revolving Loans made during such period that are LIBOR Loans shall have an Interest Period of one (1) month. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The Administrative

Agent shall make the proceeds of such Revolving Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent. No Revolving Loans or Swingline Loans shall be made on the Closing Date.

3.3 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Availability Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Availability Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 11:00 A.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Availability Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, irrespective of the satisfaction of conditions to such Loan specified in Section 6.3, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the

Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the

Closing Date to the last day of the Revolving Availability Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay closing fees to each Revolving Lender on the Closing Date as fee compensation for such Lender’s Revolving Commitment in an amount equal to 1.5% of such Revolving Lender’s Revolving Commitment, payable to such Revolving Lender on the Closing Date.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

3.6 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided, further that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur. Any such reduction shall be in an amount equal to $1,000,000, or a multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.7 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Availability Period substantially in the form of Exhibit M or in such other form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (or a longer period if agreed to by the Issuing Lender but in no event shall any renewal period extend beyond the date referred to in clause (y) above). Each Letter of Credit shall be denominated in Dollars, issued on a sight basis only and governed by laws of the State of New York (unless the laws of another jurisdiction is agreed to by the respective Issuing Lender) and governed under The International Standby Practices (ISP98).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.8 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.9 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.11 Reimbursement Obligation of the Borrower. The Issuing Lender shall notify the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender. The Borrower agrees to reimburse the Issuing Lender for the amount of (a) such draft so paid and (b) any fees, charges or other costs or expenses (other than taxes or similar amounts) incurred by the Issuing Lender in connection with such payment on (x) the same Business Day on which the Borrower receives such notice if the Borrower receives such notice by 12:00 Noon New York City time on such day or (y) the next Business Day if the Borrower receives such notice after 12:00 Noon New York City time on such day. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9.1(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 (or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.12 Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date of payment and amount paid by the Issuing Lender in respect thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.15 Defaulting Lenders. (a) Notwithstanding anything to the contrary set forth in this Agreement, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Lender will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Lender or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Lender or Swingline Lender.

(b) If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Lender and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to clause(c) below), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Lender and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(c) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure, any outstanding Swingline Exposure and any outstanding Revolving Percentage of such Defaulting Lender:

(i) the L/C Exposure, the Swingline Exposure and the Revolving Percentage of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (x) such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (y) the sum of each Non-Defaulting Lender’s Total Revolving Extensions of Credit, total Swingline Exposure and total L/C Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (z) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; provided further that, for purposes of clause (x) in the first proviso above, such reallocation shall be given effect immediately upon the cure or waiver of such Default or Event of Default and subject to clauses (y) and (z) above;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure and Swingline Exposure cannot be so reallocated, whether by reason of subsection (y) of the proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Lender and/or the Swingline Lender, as the case may be), (x) Cash Collateralize the obligations of the Borrower to the Issuing Lender and the Swingline Lender in respect of such L/C Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or Swingline Exposure, or (y) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Lender and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to clause (g) below) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Obligations then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(d) In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender and the Borrower fails to take the actions specified under subsection (b) above, each of the Issuing Lender and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, notices of Borrowing pursuant to Section 3.2 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Obligations, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(e) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 3.5(a) and 3.9 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that (i) to the extent that a portion of the L/C Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (c) above, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (ii) to the extent any portion of such L/C Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Lender and the Swingline Lender as their interests appear (and the pro rata payment provisions of Section 4.8 will automatically be deemed adjusted to reflect the provisions of this Section).

(f) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of (c)(iii) above will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.

(g) If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in clause (c)(iii) above), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Extensions, L/C Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 4. GENERAL PROVISIONS APPLICABLE

TO LOANS AND LETTERS OF CREDIT

4.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11; provided, further that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or integral multiples of $500,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or integral multiples of $50,000 in excess thereof.

4.2 Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness or Disqualified Capital Stock shall be incurred or issued by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence or issuance toward the prepayment of the Loans as set forth in Section 4.2(d).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 4.2(d).

(c) The Borrower shall, on each Excess Cash Flow Application Date, apply the ECF Percentage of the excess, if any, of (i) Excess Cash Flow for the related Excess Cash Flow Payment Period minus (ii) Prepayments made during such Excess Cash Flow Payment Period toward the prepayment of the Loans as set forth in Section 4.2(d). Except as provided below, each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than one hundred (100) days after the end of each fiscal year of the Borrower with respect to which such prepayment is made (commencing with the fiscal year of the Borrower ending December 31, 2010). Notwithstanding the foregoing, the Borrower will not be required to prepay the Loans pursuant to this clause (c) with respect to any Excess Cash Flow for the related Excess Cash Flow Payment Period attributable to a Foreign Subsidiary if the repatriation of such Excess Cash Flow from such Foreign Subsidiary at any time during the fiscal year in which such Excess Cash Flow Application Date occurs would cause adverse tax consequences to the Borrower or would otherwise be payable as a result of the occurrence of any one-time repatriation holidays; provided that in the event the Borrower is required to make a payment of Excess Cash Flow attributable to a Foreign Subsidiary, such payment shall be made no later than ten (10) days after the Borrower becomes aware that such repatriation would not cause adverse tax consequences to the Borrower; provided further that in the event that the Borrower is not required to make a payment of Excess Cash Flow attributable to a Foreign Subsidiary during the fiscal year in which such Excess Cash Flow Application Date occurs, no payment shall be due in any succeeding fiscal year.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied, first, to the prepayment of the Term Loans and, second, to prepay the Revolving Loans without any permanent reduction of the Revolving Commitments, in each case on a pro rata basis; provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to this Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) The Total Term Commitment (and the Term Commitments of each Lender) shall be permanently reduced on the Closing Date by the aggregate principal amount of Term Loans borrowed on such date. The Total Term Commitment (and the Term Commitments of each Lender) shall terminate in its entirety on the earlier of (i) the Merger Closing Date and (ii) the Term Commitment Termination Date.

4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the

Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or integral multiples of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) If an Event of Default shall have occurred and be continuing, at the election of the Required Lenders, all outstanding Loans, Reimbursement Obligations, commitment fees and other amounts payable hereunder (whether or not overdue) shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (ii) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2% and (iii) in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Term Facility plus 2%, in each case from the date of such election until such Event of Default is no longer continuing; provided that the foregoing interest rate shall apply automatically, without any election of the Required Lenders, in the case of any Event of Default under Section 9.1(a) or (f).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4.6 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of clause (a) or (b) of the definition of Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as reasonably determined and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter but at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8 Pro Rata Treatment; Application of Payments; Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans (i) pursuant to Section 4.1 shall be applied in direct order to reduce the next four installments of the Term Loans and thereafter to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof and (ii) all other prepayments shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the then remaining principal amount thereof. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.8 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

4.9 Requirements of Law. (a) If the adoption of, taking effect of or any change in any Requirement of Law or in the administration, interpretation or application thereof or compliance by any Lender or Issuing Lender with any request, guideline or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender or Issuing Lender to any tax of any kind whatsoever solely with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 4.10, taxes arising under FATCA (as defined in Section 4.10(a)(iii)) and changes in the rate of tax on the overall net income of such Lender or Issuing Lender);

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(ii) shall impose on such Lender or Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof (whether of principal, interest or any other amount) which such Lender reasonably deems to be material as determined by such Lender with respect to its Eurodollar Loans or Letters of Credit, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Issuing Lender shall have determined that the adoption of, taking effect of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any amounts incurred more than one hundred and eighty (180) days prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such one hundred and eighty (180) day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower shall pay the Lender or Issuing Lender, as the case may be, the amount shown as due on any certificate referred to above within ten (10) days after receipt thereof.

4.10 Taxes. (a) All payments made by or on account of any Loan Party under this Agreement or under any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located or (iii) any tax imposed as a result of such Lender’s failure or inability to comply with the requirements of Section 1471 through 1474 of the Code and any regulations promulgated thereunder (“FATCA”) to establish an exemption from withholding thereunder. If, under applicable law, any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes, including in respect of any payments under this Section 4.10) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that no Loan Party shall be required to increase any such amounts payable to any Lender on account of any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or with FATCA or (ii) that are withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or, in the case of a Transferee, on the date such Transferee becomes a Transferee hereunder), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Administrative

Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest and penalties that may become payable by any Agent or any Lender as a result of any such failure, other than to the extent such incremental amount is a result of an action, or failure to act, on the part of the Agents or such Lender.

(d) Each Lender (or each Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, (x) in the case of a Participant, solely to the Lender from which the related participation shall have been purchased and (y) in the case of an Assignee under an assignment to an affiliate of a Lender or an Approved Fund of a Lender that is made pursuant to Section 11.6(c), the assigning Lender) two completed originals of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, (x) in the case of any Participant, on or before the date such Participant purchases the related participation and (y) in the case of an Assignee, on or before the date such Assignee becomes a party to this Agreement). In addition, each Non-U.S. Lender (or Participant or Assignee, as applicable) shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender, or upon written request of the Borrower or any Agent. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. Each Lender (or each Transferee) who is a “United States person” as such term is defined in Section 7701(a)(30) of the Code (i) on or before the date it becomes a party to this Agreement (or, (x) in the case of any Participant, on or before the date such Participant purchases the related participation and (y) in the case of an Assignee, on or before the date such Assignee becomes a party to this Agreement), (ii) upon learning that any form it previously provided has become invalid, obsolete or incorrect, and (iii) from time to time thereafter if requested in writing by the Borrower or the Administrative Agent shall provide to the Borrower and the Administrative Agent (or, (x) in the case of a Participant, solely to the Lender from which the related participation shall have been purchased and (y) in the case of an Assignee under an assignment to an affiliate of a Lender or an Approved Fund of a Lender that is made pursuant to Section 11.6(c), the assigning Lender) duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to an exemption from U.S. backup withholding tax.

(e) A Lender (or a Transferee) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(b) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of or credit against any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) Notwithstanding anything to the contrary in this Section 4.10, if the Internal Revenue Service determines that the Agent or any Lender is a conduit entity participating in a conduit financing arrangement as defined in Section 7701(1) of the Code and the regulations thereunder and the Borrower was not a participant to such arrangement (other than as a Borrower under this Agreement) (a “Conduit Financing Arrangement”), then (i) the Borrower shall have no obligation to pay additional amounts or indemnify the Agent or Lender for any Taxes with respect to any payments hereunder to the extent that the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Agent or Lender shall indemnify the Borrowers in full for any and all taxes for which the Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that such Borrower (A) promptly forward to the indemnitor an official receipt of such documentation satisfactorily evidencing such payment, (B) contest such tax upon the reasonable request of the indemnitor and at such indemnitor’s cost and (C) pay such indemnitor within thirty (30) days any refund of such taxes (including interest thereon). Each Agent or Lender represents that it is not participating in a Conduit Financing Arrangement.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of, or a conversion from, Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of such Eurodollar Loans when and as required pursuant to the terms of this Agreement. Such indemnification may include an amount (other than with respect to clause (d)) equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a), (b) or (c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage or any unreimbursed costs or expenses; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a), (b) or (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) (such Lender, an “Affected Lender”), (b) is a Non-Consenting Lender or (c) is a Defaulting Lender, with a replacement financial institution or other entity; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution or entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution or entity shall be an Eligible Assignee, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in the case of a Non-Consenting Lender, the replacement financial institution or entity shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender.

4.14 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), a Related Party Register), in each case pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender) hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3, respectively, with appropriate insertions as to date and principal amount.

4.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2010 (including the notes thereto) and the unaudited pro forma consolidated income statements for the twelve month period ending as at such date (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made under this Agreement on the Closing Date and the Merger Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared in good faith based on the assumptions set forth therein, which the Borrower believed to be reasonable assumptions at the time such Pro Forma Financial Statements were prepared, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at and for each of the dates and periods set forth above, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)(i) The audited consolidated balance sheets of the Borrower and its Subsidiaries (other than Techwell and its Subsidiaries) as at December 28, 2007, January 2, 2009 and January 1, 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. (ii) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries (other than Techwell and its Subsidiaries) for each fiscal quarter ended after the last balance sheet delivered pursuant to clause (b)(i) above and at least forty-five (45) days prior to the Closing Date and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the period ended on such date, if any, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for period then ended (subject to normal year-end audit adjustments and the absence of footnotes). (iii) All such financial statements delivered pursuant to clauses (b)(i) and (b)(ii) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to clause (b)(i), as approved by the aforementioned firm of accountants and disclosed therein, with respect to clause (b)(ii), as disclosed therein).

(c)(i) The audited consolidated balance sheets of Techwell and its Subsidiaries as at December 31, 2007, December 31, 2008 and December 31, 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Techwell and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. (ii) The unaudited consolidated balance sheet of Techwell and its Subsidiaries for each fiscal quarter ended after the last balance sheet delivered pursuant to clause (c)(i) above and at least forty-five (45) days prior the Closing Date and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the period ended on such date, if any, present fairly in all material respects the consolidated financial condition of Techwell and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for period then ended (subject to normal year-end audit adjustments and the absence of footnotes). (iii) All such financial statements delivered pursuant to clauses (c)(i) and (c)(ii) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to clause (c)(i), as approved by the aforementioned firm of accountants and disclosed therein and, with respect to clause (c)(ii), as disclosed therein).

(d) The most recent financial statements referred to in clause (b)(i) disclose in accordance with GAAP or other applicable accounting standards all material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives.

5.2 No Change. Since January 1, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Except as permitted under Section 8.4, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, (d) is in compliance with the terms of its Organizational Documents and (e) is in compliance with the terms of all Requirements of Law and all Governmental Authorizations, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect on or before the Closing Date or the Merger Closing Date, as applicable, other than any such consents, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect, and (b) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) its Organizational Document, (b) any Requirement of Law, Governmental Authorization or any Contractual Obligation of any Group Member and (c) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Permitted Liens), except for any violation set forth in clauses (b) or (c) which could not reasonably be expected to have a Material Adverse Effect.

5.6 Litigation. Except as disclosed in Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, which would in any respect impair the enforceability of the Loan Documents, taken as a whole or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each Group Member has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license of, or right to use, all its other tangible Property material to its business, and no such Property is subject to any Lien except as permitted by Section 8.3. As of the date hereof, no condemnation has been commenced or, to the Borrower’s knowledge, is contemplated with respect to all or any portion of any real property a Group Member has an interest in or for the relocation of roadways providing access to such property.

5.9 Intellectual Property. All Intellectual Property owned by the Group Members is owned free and clear of all Liens (other than (i) as permitted by Section 8.3, (ii) licenses listed on Schedule 5.9, (iii) other licenses granted in the ordinary course of business (including in connection with the sale or provision by Group Members of products or services), (iv) the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (v) licenses under which a Group Member is the licensor in existence as of the date hereof (including in connection with the sale or provision by a Group Member of products or services) and (vi) licenses to other Group Members). To the knowledge of any Loan Party, the conduct of, and the use of Intellectual Property in, the business of the Group Members (including the products and services of the Group Members) does not infringe, misappropriate, or otherwise violate in any material respect the Intellectual Property rights of any other Person and, except as disclosed in Schedule 5.9, to the knowledge of any Loan Party in the last two (2) years there has been no such claim asserted in writing (including in the form of offers or invitations to obtain a license) asserted or, to the knowledge of any Loan Party, threatened against any Group Member. For purposes of this Section 5.9, the term “knowledge of any Loan Party” means the actual knowledge of Tom Tokos, Senior Vice President, General Counsel and Secretary, Doug Balog, Assistant Secretary, and Paul Bernkopf, Chief Intellectual Property Counsel.

5.10 Taxes. Each Loan Party has filed or caused to be filed all federal, state and other tax returns that are required to be filed by it and all such tax returns are true, correct, and complete in all respects; each Loan Party has paid all taxes and any assessments made against it or any of its property by any Governmental Authority (other than any which are not yet due or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); no tax Lien has been filed (other than for taxes not yet due or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party) and, no Loan Party is aware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.11 Federal Regulations. No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates or would be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by more than $15,000,000. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board, as amended) that limits its ability to incur Indebtedness.

5.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth (i) the name and jurisdiction of formation or incorporation of each Group Member (other than the Borrower) and, as to each such Group Member, states the authorized and issued capitalization of such Group Member, the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party and (ii) each Immaterial Subsidiary as of the Closing Date, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member (other than the Borrower), except as created by the Loan Documents. Except as listed on Schedule 5.15, as of the Closing Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.

5.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes of the Borrower and its Subsidiaries.

5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received any notice of violation, nor has knowledge of any alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties by any Group Member or, to the Borrower’s knowledge, by any other person in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of by any Group Member or, to the Borrower’s knowledge, by any other person at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the Borrower’s knowledge, will be named as a party with respect to the Properties or the business operated by any Group Member, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by any Group Member;

(e) there has been no release or threat of release of Materials of Environmental Concern by any Group Member or, to the Borrower’s knowledge, by any other person at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the business operated by any Group Member, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18 Accuracy of Information, etc. No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; provided, however, that with respect to the projections, other pro forma financial information and information of a general economic or industry-specific nature contained in the materials referenced above, the Borrower represents only that the same were prepared in good faith and are based upon estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.19 Security Documents. (a) The Guarantee and Collateral Agreement and each other Security Document is, or upon execution, will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Equity Interests described in the Guarantee and Collateral Agreement and each Foreign Pledge Agreement, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers endorsing the Pledged Equity Interest and executed by the owner of such shares or interests are delivered to the Collateral Agent) or such other actions specified in each Foreign Pledge Agreement are taken, and in the case of the other Collateral described in the Guarantee and Collateral Agreement or any other Security Document (other than deposit accounts), when financing statements and other filings specified on Schedule 5.19 in appropriate form are filed in the offices specified on Schedule 5.19, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3). In the case of Collateral that consists of deposit accounts, when a Control Agreement is executed and delivered by all parties thereto with respect to such accounts, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person except as provided under the applicable Control Agreement with respect to the financial institution party thereto.

(b) Each of the Mortgages (if any) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3). Schedule 5.19(b) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

5.20 Solvency. (i) On the Closing Date, the Borrower is (on an individual basis), and the Borrower and the other Loan Parties are (on a consolidated basis), in each case after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, Solvent, and (ii) the Borrower and the other Loan Parties (on a consolidated basis), after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be Solvent.

5.21 Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party under and as defined in any Junior Financing Documentation.

5.22 Regulation H. No Mortgage (if any) encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.23 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

5.24 Anti-Terrorism Laws. (a) No Loan Party, or, to the knowledge of any Loan Party, any of its Subsidiaries, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Subsidiaries of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person“):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated or associated with a person listed above.

(c) No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement and each other Security Document, executed and delivered by the Borrower and each other Loan Party that is a party thereto, (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Pledged Company, if any, that is not a Loan Party, (iv) the Intercompany Note, executed and delivered by each Loan Party, (v) a perfection certificate in form and substance reasonably satisfactory to the Administrative Agent and (vi) any Notes requested by any other Lender. For the avoidance of doubt, it is understood and agreed that Techwell and its Subsidiaries shall not be required to become Subsidiary Guarantors on the Closing Date but shall be required to do so on the Merger Closing Date in accordance with Section 7.14.

(b) Transactions. The following transactions shall have been or shall concurrently be consummated, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

(i) The Offer shall be consummated (x) for consideration (including the repayment of Indebtedness but excluding related fees and expenses) the cash component of which does not exceed the amount as calculated pursuant to the Acquisition Agreement, (y) in compliance with law and (z) substantially in accordance with the Acquisition Documentation. The Acquisition Agreement

shall be in full force and effect and shall be reasonably satisfactory to the Lenders (it being agreed that the Acquisition Agreement in effect on March 22, 2010 is satisfactory) and no provision thereof shall have been amended, waived or otherwise modified or supplemented (including any change in purchase price or waiver of termination fees) in any manner that is material and adverse to the Lenders without the prior written consent of the Administrative Agent. The Administrative Agent shall have received copies of each of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing, each certified by the Borrower to be true and correct copies;

(ii) The Borrower shall have furnished to the Administrative Agent reasonably detailed calculations of the Blocked Amount as of the Closing Date (after giving effect to the consummation of the Offer and the payments to be made in connection therewith) and shall certify that the Term Commitment (after the reductions thereto on the Closing Date) and cash on hand shall equal or exceed the Blocked Amount.

(iii) The Administrative Agent shall have received or shall concurrently receive satisfactory evidence that (x) the Existing Revolving Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith; and (y) that no Group Members shall have any Indebtedness or preferred Capital Stock outstanding other than pursuant to the Loan Documents and other Indebtedness listed on Schedule 8.2 and (z) no default exists under any Indebtedness of the type described in clause (a) of the definition thereof with an aggregate principal amount greater than $15,000,000.

(c) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements and other financial statements described in Section 5.1 in form reasonably satisfactory to the Administrative Agent and (ii) a projected consolidated balance sheet of the Borrower and its Subsidiaries, the related consolidated income statements and statements of projected cash flow, in each case prepared on a quarterly basis for the first year after the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, and a description of the underlying assumptions applicable thereto, which shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such projected financial statements were based on reasonable estimates, information and assumptions at the time prepared.

(d) Approvals. (i) All material governmental, shareholder and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect and (ii) no Requirement of Law shall be applicable to any Group Member, that restrains or prevents the Transactions, the Loan Documents or the transactions contemplated hereby or thereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties and Techwell and its Subsidiaries are located, and such search shall reveal no Liens on any of the assets of the Loan Parties and Techwell and its Subsidiaries except for Liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees. The Lenders, the Joint Lead Arrangers and the Agents shall have received all fees required to be paid and all reasonable out-of-pocket expenses required hereunder to be paid and for which invoices have been presented (including the reasonable fees and expenses of legal counsel) in respect of the Transactions, on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(h) Legal Opinions. The Administrative Agent shall have received the legal opinion of Dechert LLP counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit H. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(i) Pledged Equity Interests; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, if applicable, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and any Intellectual Property Security Agreement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k) Foreign Collateral. The Collateral Agent shall have received executed copies of all documents necessary or desirable to perfect the Collateral Agent’s Liens on the Capital Stock of any Foreign Subsidiary granted pursuant to the Guarantee and Collateral Agreement and each Foreign Pledge Agreement pursuant to the law of such Foreign Subsidiary’s jurisdiction of formation (excluding any Immaterial Subsidiaries or any Subsidiary where either, in the Collateral Agent’s reasonable opinion, (i) the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein, or (ii) under the law of such Foreign Subsidiary’s jurisdiction of formation, it is unlikely that the Collateral Agent would have the ability to enforce such security interest if granted).

(l) Mortgages, etc. (i) The Collateral Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Collateral Agent, the Collateral Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

(iii) The Collateral Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Collateral Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein and as permitted by Section 8.3; (D) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Collateral Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid; provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 120% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Collateral Agent.

(iv) If requested by the Collateral Agent upon confirmation that any improved or otherwise material portion of the Mortgaged Property is located in a Special Flood Hazard Area, the Collateral Agent shall have received (A) evidence of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(vi) If the Mortgaged Property is in an area prone to hurricanes and windstorms, as reasonably determined by the Collateral Agent, the Borrower shall provide windstorm insurance (including coverage for wind driven water), including business interruption coverage for at least eighteen (18) months.

(m) Control Agreements. The Administrative Agent shall have received executed Control Agreements with respect to each deposit or bank account of each such Loan Party in each jurisdiction where such Control Agreements are required to perfect a security interest in deposit or bank accounts maintained at such bank and in each other jurisdiction where such arrangements are available as a method by which to control the disposition or direction of funds in such deposit or bank account upon the occurrence and during the continuance of an Event of Default, subject to any exceptions set forth in the Guarantee and Collateral Agreement.

(n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit K, executed as of the Closing Date by the chief financial officer of the Borrower.

(o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

(p) Patriot Act, Etc. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Administrative Agent.

(q) Closing Date Material Adverse Effect. Since January 1, 2010, there has been no development or event that has had or could reasonably be expected to have Closing Date Material Adverse Effect.

(r) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than pursuant to Section 5.2) relating to the Borrower, its Subsidiaries (other than Techwell and its Subsidiaries) and their business shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date). Each of the representations and warranties made by any Loan Party in or pursuant to Sections 5.3(a) and (b), 5.4, 5.5, 5.11, 5.14, 5.19, 5.20 and 5.21 relating to Techwell and its Subsidiaries and their business shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(s) Acquisition Agreement Representations and Warranties. Each of the representations and warranties made by Techwell in the Acquisition Agreement that are material to the interests of the Lenders shall be true and correct as of such date as if made on and as of such date, but solely to the extent the Borrower or MergerSub has the right (without regard to any notice requirement) to terminate its obligations under the Acquisition Agreement (or would be permitted to decline to consummate the Offer or the Merger) as a result of a breach of any such representation or warranty in the Acquisition Agreement.

(t) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any extension of credit to be made by it.

(u) Notices. The Borrower shall have delivered to the Administrative Agent the notice of borrowing for such extension of credit in accordance with this Agreement.

Notwithstanding anything to the contrary contained above in this Section 6.1, to the extent any Collateral is not provided (or any related required actions under this Section 6.1 are not taken) on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, the delivery of such Collateral (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Closing Date but shall instead be required to be delivered (or taken) after the Closing Date in accordance with the requirements of Section 7.10, except that (A) with respect to the perfection of security interests in UCC Filing Collateral, the Borrower shall be obligated to deliver or cause to be delivered necessary Uniform Commercial Code financing statements to the Collateral Agent in proper form for filing and to irrevocably authorize and to cause the applicable Loan Parties to irrevocably authorize, the Collateral Agent to file necessary Uniform Commercial Code financing statements, (b) with respect to the Intellectual Property Security Agreements, the

Borrower shall be obligated to deliver or cause to be delivered each Intellectual Property Security Agreement to the Collateral Agent in proper form for registration and recordation and to irrevocably authorize and to cause the applicable Loan Parties to irrevocably authorize the Collateral Agent to register and record such Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or Copyright Office, as applicable, and (C) with respect to perfection of security interests in Stock Certificates, the Borrower shall be obligated to use commercially reasonable efforts to deliver to the Collateral Agent Stock Certificates together with undated stock powers in blank.

6.2 Conditions to Each Extension of Credit On the Merger Closing Date. The agreement of each Lender to make any extension of credit requested to be made by it on the Merger Closing Date is subject to the satisfaction of the following conditions precedent:

(a) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(b) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any extension of credit to be made by it.

(c) Notices. The Borrower shall have delivered to the Administrative Agent the notice of borrowing for such extension of credit in accordance with this Agreement.

(d) Transactions. The Offer shall have been consummated as set forth in Section 6.1(b) and the Closing Date shall have occurred. The Merger shall be consummated (i) for consideration (including the repayment of Indebtedness but excluding related fees and expenses) the cash component of which does not exceed the amount as calculated pursuant to the Acquisition Agreement, (ii) in compliance with law and (iii) substantially in accordance with the Acquisition Documentation. The Acquisition Agreement shall be in full force and effect and shall be reasonably satisfactory to the Lenders (it being agreed that the Acquisition Agreement in effect on March 22, 2010 is satisfactory) and no provision thereof shall have been amended, waived or otherwise modified or supplemented (including any change in purchase price or waiver of termination fees) in any manner that is material and adverse to the Lenders without the prior written consent of the Administrative Agent. The Administrative Agent shall have received copies of each of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing, each certified by the Borrower to be true and correct copies. After giving effect to the consummation of the Merger, the Borrower shall be in compliance with Section 7.14.

(e) Fees. The Lenders, the Joint Lead Arrangers and the Agents shall have received all fees required to be paid and all reasonable out-of-pocket expenses required hereunder to be paid and for which invoices have been presented (including the reasonable fees and expenses of legal counsel) in respect of the Transactions, on or before the Merger Closing Date. All such amounts will be paid with proceeds of Loans made on the Merger Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Merger Closing Date.

(f) Federal Regulations. The representation and warranty contained in Section 5.11 shall be true and correct on such date, after giving effect to the extension of credit to occur on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

6.3 Conditions to Each Extension of Credit After the Merger Closing Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date after the Merger Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any extension of credit to be made by it.

(d) Notices. The Borrower shall have delivered to the Administrative Agent and, if applicable, the Issuing Lender or the Swingline Lender, the notice of borrowing or Application, as the case may be, for such extension of credit in accordance with this Agreement.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.3 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding, or any Loan or other amount is owing to any Lender or Agent hereunder (other than unasserted contingent indemnification obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Hedge Agreements), the Borrower shall and shall cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event on the date forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, stockholders’ equity and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operation, stockholders’ equity and cash flows of the Borrower in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 5.9; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Certificates; Other Information. Furnish to the Administrative Agent, the Collateral Agent (as applicable) and each Lender (or, in the case of clause (i), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein, except as specified in such certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, a listing of any Intellectual Property which is the subject of a registration or application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a registration or application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date), deliver to the Administrative Agent and the Collateral Agent an agreement evidencing the security interest created in such Intellectual Property suitable for recordation in the United States Patent and Trademark Office, the United States Copyright Office, or a comparable office in any foreign jurisdiction, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property and (iii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate;

(c) as soon as available, and in any event no later than forty-five (45) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto and projected covenant compliance levels) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

(d) if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), within forty-five (45) days after the end of each fiscal quarter of the Borrower (or ninety (90) days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) promptly after the same are sent, copies of all financial statements, reports and material notices that the Borrower sends to the holders of any class of its Indebtedness or public equity securities and, promptly after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and, promptly, and in any event within five (5) Business Days, after receipt thereof by the Borrower or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC or comparable agency in any applicable foreign jurisdiction concerning any investigation or potential investigation or other inquiry by such agency regarding the financial or other operational results of the Borrower or any Subsidiary thereof;

(f) promptly, after any request by the Administrative Agent, any final “management” letter submitted by such accountants to the board of directors of the Borrower in connection with their annual audit; and

(g) promptly, such additional financial and other information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries as any Lender may from time to time reasonably request, including, without limitation, with respect to the Patriot Act.

7.3 Payment of Taxes. Pay all material taxes, assessments, fees or other charges imposed on it or any of its property by any Governmental Authority before they become delinquent, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, ERISA and the Code) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all material Property useful and necessary in its business in good working order and condition, ordinary wear and tear and obsolescence excepted and (b) maintain insurance with financially sound and reputable insurance companies or self-insurance (i) on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (ii) required pursuant to the Security Documents. The Borrower will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained.

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent who may be accompanied by any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided that the Borrower or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants); provided that unless an Event of Default exists, only one (1) such visit in any calendar year shall be at the Borrower’s expense.

7.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount claimed against any Group Member or more and not covered by insurance exceeds $15,000,000, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to any Single Employer Plan or Multiemployer Plan, the creation of any Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws,

and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9 Interest Rate Protection. In the case of the Borrower, within one hundred eighty (180) days after the Merger Closing Date (or such later date as the Administrative Agent may agree), enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) Property acquired by any Immaterial Subsidiary or any Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of Intellectual Property, the recordation of an agreement evidencing the security interest created in such Intellectual Property suitable for recordation in the United States Patent and Trademark Office, the United States Copyright Office, or a comparable office in any foreign jurisdiction, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, or as may be requested by the Collateral Agent, and (iii) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be customary in form and substance and from counsel reasonably satisfactory to the Collateral Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date (or exchanged for property pursuant to Section 8.5(b)) by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Collateral Agent, provided that in jurisdictions that impose mortgage recording taxes, the Security Documents shall not secure indebtedness in an amount exceeding 120% of the fair market value of the Mortgaged Property, as reasonably determined in good faith by the Loan Parties and reasonably acceptable to Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent. Notwithstanding the foregoing, no Loan Party shall be required to grant security interests in real property if, in the reasonable judgment of the Collateral Agent, the costs of perfecting such security interests in such real property (including any mortgage, stamp or other tax) are excessive in relation to the benefits to the Lenders.

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date by any Group Member (except that, for the purposes of this paragraph (c), the term Subsidiary shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or an Immaterial Subsidiary), promptly (i) execute and deliver to the Collateral Agent such Security Documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in all or substantially all, or any portion of the Property of such new Subsidiary as the Administrative Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit G, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Closing Date (other than any new Foreign Subsidiary that is an Immaterial Subsidiary) by any Group Member (other than by any Group Member that is a Foreign Subsidiary), promptly (i) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance and from counsel reasonably satisfactory to the Collateral Agent.

(e) Notwithstanding anything to the contrary in this Section 7.10, paragraphs (a), (b), (c) and (d) of this Section 7.10 shall not apply to (i) any Property, new Subsidiary or new Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has reasonably determined that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein or (ii) any Property which is otherwise excluded or excepted under the Guarantee and Collateral Agreement or any corresponding section of any Foreign Security Document.

(f) To the extent any action which would otherwise have been required to be taken pursuant to Section 6.1(i), (j), (k), (l) or (m) have not been taken on or prior to the Closing Date as permitted by Section 6.1, then the Borrower shall cause all such actions to be taken as promptly as practicable after the Closing Date; provided that in any event such actions shall be required to be completely within (i) 60 days after the Closing Date in the case of actions otherwise required under Section 6.1(i), (j) or (m) and (y) 120 days after the Closing Date in the case of actions required under Section 6.1(k) or (l), in each case as such dates may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent.

7.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the reasonable exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12 Rated Credit Term Facility; Corporate Ratings. Use commercially reasonable efforts to (a) cause the Facilities to be continuously rated by S&P and Moody’s and (b) cause the Borrower to continuously receive a Corporate Family Rating and Corporate Rating.

7.13 Use of Proceeds. The Borrower shall use the proceeds of the Loans, together with the proceeds of the Swingline Loans and the Letters of Credit, solely as set forth in the recitals to this Agreement.

7.14 Merger. (a) Consummate the Merger in accordance with the terms and conditions of the Acquisition Documentation and all applicable law as promptly as practicable and in any event on or prior to the earlier to occur of (i) the second Business Day after the Borrower and MergerSub own one Share more than 90% of the Shares of Techwell then outstanding and (ii) the Term Commitment Termination Date.

(b) On the Merger Closing Date, cause Techwell and each of its Subsidiaries to take all actions (i) required pursuant to Section 7.10(b), (c) and (d), including, without limitation, all actions that the Collateral Agent deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in 100% of the Capital Stock of Techwell and each of its Domestic Subsidiaries free and clear of Liens (other than Liens granted pursuant to the Security Documents) and (ii) necessary to cause all of the Capital Stock of Techwell to cease to constitute Margin Stock.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than unasserted contingent indemnification obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Hedge Agreements), the Borrower shall not, and shall not permit any of its Subsidiaries to:

8.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four (4) consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
October 1, 2010	2.75 to 1.00
December 31, 2010	2.50 to 1.00
April 1, 2011	2.50 to 1.00
July 1, 2011	2.50 to 1.00
September 30, 2011	2.25 to 1.00
December 30, 2011	2.25 to 1.00
March 30, 2012	2.25 to 1.00
June 29, 2012	2.25 to 1.00
September 28, 2012	2.00 to 1.00
December 28, 2012	2.00 to 1.00
March 29, 2013	2.00 to 1.00
July 5, 2013	2.00 to 1.00

October 4, 2013	2.00 to 1.00
January 3, 2014	2.00 to 1.00
April 4, 2014	2.00 to 1.00
July 4, 2014	2.00 to 1.00
October 3, 2014	2.00 to 1.00
January 2, 2015	2.00 to 1.00
April 3, 2015	2.00 to 1.00
July 3, 2015	2.00 to 1.00
October 2, 2015	2.00 to 1.00
January 1, 2016	2.00 to 1.00
April 1, 2016	2.00 to 1.00
July 1, 2016	2.00 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four (4) consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Fixed Charge Coverage Ratio
October 1, 2010	1.20 to 1.00
December 31, 2010	1.25 to 1.00
April 1, 2011	1.25 to 1.00
July 1, 2011	1.30 to 1.00
September 30, 2011	1.30 to 1.00
December 30, 2011	1.35 to 1.00
March 30, 2012	1.40 to 1.00
June 29, 2012	1.50 to 1.00
September 28, 2012	1.60 to 1.00
December 28, 2012	1.70 to 1.00
March 29, 2013	1.70 to 1.00
July 5, 2013	1.75 to 1.00
October 4, 2013	1.80 to 1.00
January 3, 2014	1.80 to 1.00
April 4, 2014	1.80 to 1.00
July 4, 2014	1.80 to 1.00
October 3, 2014	1.80 to 1.00
January 2, 2015	1.80 to 1.00
April 3, 2015	1.80 to 1.00
July 3, 2015	1.85 to 1.00
October 2, 2015	1.85 to 1.00
January 1, 2016	1.90 to 1.00
April 1, 2016	1.90 to 1.00
July 1, 2016	1.90 to 1.00

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) unsecured Indebtedness of (i) any Loan Party owed to any other Loan Party; (ii) any Loan Party owed to any Group Member; (iii) any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Sections 8.7(g) and 8.2(l), any Group Member that is not a Loan Party owed to a Loan Party; provided, that, in the case of clauses (i) and (iv), any such Indebtedness is evidenced by, and subject to the provisions of, an Intercompany Note;

(c) Guarantee Obligations incurred in the ordinary course of business by (i) any Group Member that is a Loan Party of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.7(g), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of the Borrower, any Subsidiary Guarantor and any other Group Member that is not a Loan Party;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2 and any Permitted Refinancing thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower or any Subsidiary secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(f) Hedge Agreements permitted under Section 8.11;

(g) Indebtedness of the Borrower or any Subsidiary in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

(h) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i) after the Merger Closing Date, Indebtedness of a Person existing at the time such Person became a Subsidiary of any Loan Party (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with any acquisition permitted under Section 8.7, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of such Loan Party or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) the aggregate principal amount of such Indebtedness does not exceed $75,000,000 at any one time outstanding;

(j) Earn-Out Obligations;

(k) after the Merger Closing Date, Junior Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $75,000,000 at any one time outstanding; provided that, (i) after giving pro forma effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with each of the covenants set forth in Section 8.1 as of the date of the most recent financial statements delivered pursuant to Section 7.1(a) or (b) and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(l) unsecured Indebtedness of any Group Member that is not a Loan Party owed to a Loan Party incurred in connection with the Permitted Reorganization; and

(m) other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not in excess of $25,000,000 at any time outstanding.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments, charges or other governmental levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or letters of credit or guarantees issued in respect thereof;

(d) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 8.3 and any renewals or extensions thereof; provided that no such Lien is spread to cover any additional property after the Closing Date and the amount of Indebtedness secured thereby is permitted by Section 8.2(d);

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens approved by Collateral Agent appearing on Schedule B to the policies of title insurance being issued in connection with the Mortgages;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) non-exclusive licenses (or exclusive licenses between Group Members) with respect to Intellectual Property, leases or subleases granted to third parties in accordance with any applicable terms of the Security Documents and in the ordinary course of business which, in the aggregate, do not materially detract from the value of any Collateral or materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;

(l) Liens securing judgments not constituting an Event of Default under Section 9.1(h);

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(n) Liens existing on property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of any Group Member following such acquisition and (iii) the Indebtedness secured by such Liens is permitted by Section 8.2(i);

(o) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(p) Liens securing Second Lien Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(k); provided that (i) such Lien is junior in priority to any Lien securing the Obligations on a “subordinated” basis and (ii) such Lien does not extend to any asset of any Group Member that is not also subject to a Lien securing the Obligations; and

(q) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed (as to the Borrower and all Subsidiaries) $25,000,000 at any one time; and

(r) Liens on Margin Stock owned by the Borrower or MergerSub.

8.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged, consolidated or be amalgamated (i) with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (ii) with or into any other Subsidiary of the Borrower (provided that if only one party to such transaction is a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation) or (iii) subject to Section 8.7(g) (to the extent applicable), with or into any other Group Member;

(b) any Subsidiary that is not a Loan Party may merge or consolidate with or into (i) another Subsidiary that is not a Loan Party or (ii) a Loan Party;

(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.7(f) (to the extent applicable), any other Group Member;

(d) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(e) any Subsidiary may merge or consolidate with another Person to effect a transaction permitted under Section 8.7;

(f) any Immaterial Subsidiary may liquidate or dissolve voluntarily;

(g) transactions in connection with the Permitted Reorganization including, without limitation, conversions of an entity into a limited liability company, shall be permitted; and

(h) transactions permitted under Section 8.5 shall be permitted.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) exchanges of equipment or real property with third parties in the ordinary course of business for credit against the purchase price of similar replacement property; provided that (i) the fair market value of the assets purchased shall be equal to or greater than the assets exchanged and (ii) the Borrower and its Subsidiaries shall have taken, or caused to be taken, each of the actions set forth in Sections 7.10 and 7.11 with respect to the purchased assets;

(c) the sale of inventory in the ordinary course of business;

(d) Dispositions permitted by Section 8.4(a), (b), (c), (d), (e) and (f);

(e) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor or, if any Subsidiary is not a Loan Party, to any other Group Member;

(f) any Subsidiary of the Borrower may Dispose of any assets to the Borrower or any Subsidiary Guarantor or, subject to Section 8.7(f) (to the extent applicable), any other Group Member, and any Subsidiary that is not a Subsidiary Guarantor may Dispose of any assets, or issue or sell Capital Stock, to any other Subsidiary that is not a Subsidiary Guarantor;

(g) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(h)(x) non-exclusive licenses (or exclusive licenses between Group Members) with respect to Intellectual Property, leases or subleases granted to third parties in accordance with any applicable terms of the Security Documents and in the ordinary course of business which, in the aggregate, do not materially detract from the value any Collateral or materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Subsidiaries and (y) licenses with respect to Intellectual Property by and among the Group Members in connection with the Permitted Reorganization;

(i)(x) the Disposition of other property having a fair market value not to exceed the greater of (A) 25% of the Consolidated Total Assets of the Borrower in the aggregate for any fiscal year of the Borrower or (B) $10,000,000; provided that at least 75% of the consideration received in connection therewith consists of cash or Cash Equivalents and (y) the Disposition of property or assets as a result of a Recovery Event;

(j) the Disposition of Margin Stock owned by the Borrower or MergerSub for cash at not less than its fair market value provided that the proceeds thereof shall be held by the borrower in cash or Cash Equivalents;

(k)(x) the issuance or sale of shares of any Subsidiary’s Capital Stock to qualify directors if required by applicable law and (y) compensatory issuances or grants of Capital Stock of the Borrower approved by the Borrower’s Board of Directors, any committee thereof or any designee of either to employees, officer, directors or consultants made pursuant to equity-based compensation plans or arrangements that have been approved by the shareholders of the Borrower;

(l) any Dispositions made to consummate the Permitted Reorganization; and

(m) the sale, surrender, or other disposition of any Loaned Equipment (as defined in the IBM Agreement) to IBM pursuant to the terms of the IBM Agreement.

8.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, or make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any principal of Subordinated Indebtedness, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments (i) to the Borrower or any Subsidiary Guarantor or any other Person that owns a direct equity interest in such Subsidiary in proportion to such Person’s ownership interest in such Subsidiary, or (ii) for so long as such Subsidiary is a member of a group filing a consolidated, combined or unitary return with the Borrower, to the Borrower and any other holder of direct equity interests of such Subsidiary permitted hereunder in order to pay consolidated, combined or unitary federal, state or local taxes which payments by such Subsidiary are not in excess of the tax liabilities that would have been payable by such Subsidiary and its Subsidiaries on a stand-alone basis;

(b)(i) the Borrower may purchase its Capital Stock from present or former officers, directors, employees or consultants of any Group Member upon the death, disability or termination of employment or services of such individual, and (ii) the Borrower may purchase, redeem or otherwise acquire any Capital Stock from the employees, officers, directors and consultants of any Group Member by net exercise, net withholding or otherwise, pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement; provided, that the aggregate amount of payments under this clause (b) shall not exceed $2,500,000 in any fiscal year and $5,000,000 during the term of this Agreement plus, in each case, any proceeds received by the Borrower after the date hereof in connection with the issuance of Capital Stock that are used for the purposes described in this clause (b);

(c) so long as (w) no Event of Default under Sections 9.1(a), 9.1(c) (but only with regard to Section 8.1 of this Agreement) or Section 9.1(f) shall have occurred and be continuing or would result therefrom, (x) after giving pro forma effect to the payment of such dividend the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 8.1 as of the date of the most recent financial statements delivered pursuant to Section 7.1(a) or (b), (y) immediately prior to the payment of such dividend, and after giving effect thereto, the Borrower and its Subsidiaries shall have minimum Liquidity of $100,000,000 and (z) the Borrower shall have delivered to the Administrative Agent a certificate evidencing compliance with clauses (w), (x) and (y), the Borrower may pay cash dividends to the holders of its common stock in an aggregate amount not to exceed (1) $70,000,000 in fiscal year 2010 and (2) $75,000,000 in each fiscal year thereafter;

(d) after the Merger Closing Date, so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) after giving pro forma effect to the payment of such dividend the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 8.1 as of the date of the most recent financial statements delivered pursuant to Section 7.1(a) and (b) and (z) the Borrower shall have delivered to the Administrative Agent a certificate evidencing compliance with clauses (x) and (y), the Borrower may make Restricted Payments; provided that the aggregate amount of Restricted

Payments made pursuant to this clause (d) does not exceed the excess of (1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Closing Date occurs to the end of the most recently ended fiscal quarter for which financial statements were delivered pursuant to Section 7.1(a) or (b) (of, if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit) minus (2)(i) 85% of the Restricted Payments made pursuant to Section 8.6(c) during such period and (ii) 100% of the Restricted Payments made pursuant to Section 8.6(e); and

(e) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase its Capital Stock; provided that the aggregate amount of payments under this clause (e) shall not exceed $50,000,000 during the term of this Agreement.

8.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any time outstanding;

(e) the Acquisition;

(f) intercompany Investments by (i) any Group Member in any Loan Party; provided that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Loan Party are evidenced by the Intercompany Note and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(g) intercompany Investments by any Loan Party in any Subsidiary, that, after giving effect to such Investment, is not a Subsidiary Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) in an amount (valued at cost) not to exceed $50,000,000 at any time outstanding;

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(i) after the Merger Closing Date, Investments by any Loan Party in connection with Permitted Acquisitions;

(j) Investments consisting of Hedge Agreements permitted by Section 8.12;

(k) Investments existing as of the Closing Date and set forth in Schedule 8.7 and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;

(l) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(m) Investments received as consideration in connection with Dispositions permitted under Section 8.5;

(n) any Investment made to consummate the Permitted Reorganization; and

(o) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost, if applicable) not to exceed $50,000,000 at any time outstanding.

Notwithstanding anything herein to the contrary, neither the Borrower nor any of its Subsidiaries shall own any Margin Stock; provided that, prior to the Merger Closing Date, the Borrower and MergerSub shall be permitted to own Shares of Techwell that constitute Margin Stock.

8.8 Optional Payments and Modifications of Certain Debt Instruments and Material Agreements. (a) (i) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Financing except as permitted by Section 8.6(d), (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Financing (other than any amendment that is not materially adverse to the Lenders and in any event any such amendment, modification, waiver or other change that (x) in the case of any Junior Indebtedness (other than Second Lien Indebtedness), (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (B) does not involve the payment of a consent fee and (y) in the case of any Second Lien Indebtedness, is permitted pursuant to the applicable intercreditor agreement), (iii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Qualified Capital Stock that would cause such Qualified Capital Stock to become Disqualified Capital Stock; or (iv) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents and Second Lien Indebtedness and in each case any Permitted Refinancing thereof) as “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) for the purposes of any Junior Financing Documentation.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organization Document of any Loan Party or any Pledged Company if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect.

8.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions by or among the Loan Parties, by and among Group Members that are not Loan Parties and compensation, employment, termination and other employee benefit arrangements entered into in the ordinary course of business) unless such transaction is (a) otherwise not prohibited by this Agreement, and (b) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Group Member’s may (i) incur any Indebtedness permitted by Section 8.2(b) and (c); (ii) make any Restricted Payment permitted by Section 8.6; (iii) make any Investment permitted by Section 8.7(f) or (g); (iv) pay fees and compensation to, and customary indemnity and reimbursement on behalf of, its officers, directors and employees and (v) consummate the Permitted Reorganization.

8.10 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

8.11 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) any Hedge Agreements required to be entered into pursuant to the terms and conditions of this Agreement.

8.12 Changes in Fiscal Periods; Accounting Changes. (a) Permit the fiscal year of the Borrower to change from a 52-53 week fiscal year ending on the Friday closest to year-end or change the Borrower’s method of determining fiscal quarters.

(b) Make or permit any change in accounting policies or reporting practices, except changes that are required by GAAP, or change independent accountants other than to any “Top 6” firm or other firm reasonably acceptable to the Administrative Agent.

8.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (c) any agreement governing any Second Lien Indebtedness so long as the restrictions set forth therein are no more restrictive than the corresponding provisions in the Loan Documents.

8.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions set forth in the agreement governing any Junior Indebtedness so long as the restrictions set forth therein are not materially more restrictive than the corresponding provisions in the Loan Documents, (iv) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (v) restrictions and conditions existing on the date hereof identified on Schedule 8.14 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition), (vi) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (vii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, (viii) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (ix) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 8.2, (x) any agreement or arrangement already binding on a Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition and (xi) applicable law.

8.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

8.16 Issuance of Disqualified Capital Stock. Issue any Disqualified Capital Stock or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Disqualified Capital Stock of any Group Member.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 3.15(c)(ii), Section 7.1, clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a), Section 7.14 or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation or Hedge Agreement, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed pursuant to such proceedings, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) any Single Employer Plan shall be terminated under Section 4041(c) of ERISA, (iv) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (v) any other event or condition shall occur or exist with respect to a Single Employer Plan or Multiemployer Plan, or (vi) any Group Member shall engage in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan,; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof and any such judgments or decrees either (i) is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $15,000,000 or more or (ii) is for injunctive relief and could reasonably be expected to have a Material Adverse Effect, or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(k) a Change of Control occurs; or

(l) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, bonding and enforceable against the holders of any Junior Financing, if applicable, (iii) if applicable, the Intercreditor agreement related to any Second Lien Indebtedness shall, in whole or in part, cease to be effective or otherwise cease to be legally valid, binding and enforceable against the holder of any Second Lien Indebtedness or (iv) any Loan Party, any Subsidiary of any Loan Party, the trustee in respect of any Junior Financing, or the holders of any Junior Financing, as the case may be, shall assert any of the foregoing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents in accordance with the Guarantee and Collateral Agreement. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1 Appointment. (a) Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

(b) Each of the Secured Parties hereby irrevocable designates and appoints Morgan Stanley & Co. Incorporated as collateral agent of such Secured Party under this Agreement and the other Loan Documents, and each such Secured Party irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf as are necessary or advisable with respect to the Collateral under this Agreement or any of the other Loan Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent hereby accepts such appointment.

10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party.

Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5 to be paid by it to any Agent Related Party (or any sub-agent thereof), each Lender severally agrees to pay to such Agent Related Party (or any such sub-agent thereof) such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (a) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Related Party (or any such sub-agent thereof) and (b) no Lender shall be liable for the payment of any portion of such unreimbursed expense or indemnified loss, claim, damage, liability or related expense that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.9 Successor Administrative Agent; Resignation of Issuing Lender and Swingline Lender. (a) The Administrative Agent and the Collateral Agent may resign as Administrative Agent and Collateral Agent, respectively, upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent or Collateral Agent, as applicable, shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(a) or Section 9.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is ten (10) days following a retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation as Administrative Agent or retiring Collateral Agent’s resignation as Collateral Agent, as applicable, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents.

(b) The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender.

(c) Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders (determined after giving effect to the final paragraph of Section 11.1) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date ten (10) Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(d) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Lender and/or the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Lender or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than ten (10) Business Days after the date of such notice); provided that such resignation by the Issuing Lender will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Lender and that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

10.10 Agents Generally. Except as expressly set forth herein, the Agents and the Joint Lead Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.

10.11 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Specified Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceeds, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of the financial covenants or defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 4.2 or any related definitions including Asset Sale, Excess Cash Flow, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) no amendment, waiver or consent which has the effect of enabling the Borrower to satisfy any condition to a Borrowing contained in Section 6.3 hereof which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders to make any additional Revolving Loan, unless and until the Majority Facility Lenders (or, if applicable, all Revolving Lenders) shall have approved such amendment, waiver or consent; (v) amend, modify or waive any condition precedent to any extension of credit under the Term Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Term Facility; (vi) amend, modify or waive any provision of Section 4.2(e), 4.8 or 11.7(a) of this Agreement or Section 6.5 of the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (vii) (x) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement or (y) amend, modify or waive any provision of the Loan Documents that by its terms adversely affects the rights of one Facility in respect of Collateral in a manner different than another Facility, in each case without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (x) amend, modify or waive any provision of Section 11.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders, (xi) amend, modify or waive any provision of Section 3.3, 3.4 or 3.15 without the written consent of the Swingline Lender; (xii) amend, modify or waive any provision of Sections 3.7 to 3.15 without the written consent of the Issuing Lender and (xiii) amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable sharing of payments required thereby or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such

Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right but not the obligation to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans and any outstanding Revolving Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower (a) to add one or more additional credit facilities with respect to Incremental Term Loans to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, as applicable, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided, that the conditions set forth in Section 2.4 are satisfied.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders” and “Majority Facility Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that, subject to the limitations set forth in the first paragraph of this Section 11.1, any such amendment or waiver that would increase or extend the term of the

Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

11.2 Notices. (a) All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 11.2(b) and in the proviso to this Section 11.2(a), in an electronic medium and as delivered as set forth in Section 11.2(b) if to the Borrower, at its address at 1001 Murphy Ranch Road, Milpitas, CA 95035 Attention: Jonathan Kennedy; if to the Collateral Agent or the Administrative Agent, at its address at 1585 Broadway New York, New York 10036, Attention: Crystal Dadd, E-mail Address: crystal.dadd@morganstanley.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 11.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, be effective four days after having been mailed, and when telecopied or E-mailed, be effective when properly transmitted, except that notices and communications to any Agent pursuant to Sections 2, 3, 4, 6 and 10 shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agents in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar secure electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “ADMINISTRATIVE AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments of any Lender have not been terminated.

11.5 Payment of Expenses and Taxes. (a) The Borrower agrees (i) to pay or reimburse each Agent, the Joint Lead Arrangers and the Issuing Lender for all its reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such parties (provided that such fees and disbursements shall not include fees and disbursements for more than one counsel plus one local counsel in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter as such parties shall deem appropriate, (ii) to pay or reimburse each Lender, the Joint Lead Arrangers, the Issuing Lender and Agent for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, charges and disbursements of counsel to each Lender and of counsel to such parties, (iii) to pay, indemnify, and hold each Lender, the Issuing Lender, the Joint Lead Arrangers and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (other than amounts payable under Section 4.10(c)), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, indemnify, and hold each Lender, the Joint Lead Arrangers, the Issuing Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Jonathan Kennedy (Telephone No. (408) 546-3456) (Telecopy No. (321) 729-1150), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) To the fullest extent permitted by applicable law, the Borrower shall not assets, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (x) to an assignee in accordance with the provisions of paragraph (b) of this Section, (y) by way of participation in accordance with the provisions of paragraph (e) of this Section or (z) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors as assigns permitted hereby, Participants to the extent provided in paragraph (e) of this Section 11.6 and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment effected by the Administrative Agent in connection with the initial syndication of the Commitments or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition, the consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is an assignment of Term Loans to any institution identified to the Borrower prior to the Closing Date and made by the Administrative Agent prior to the Syndication Date; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) the Term Facility if such assignment is to an Assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund or (y) the Revolving Facility if such assignment is to an Assignee that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) (1) in the case of any assignment that increases the obligation of the Assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), the Issuing Lender (such consent not to be unreasonably withheld or delayed), and (2) in the case of any assignment of a Revolving Commitment, the Swingline Lender (such consent not to be unreasonably withheld or delayed); provided that no consent of the Issuing Lender or the Swingline Lender shall be required for an assignment to an Assignee that is a Revolving Lender or an Affiliate of a Revolving Lender;

(iv) except in the case of assignments pursuant to paragraph (c) below, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds), and the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(v) no assignment shall be permitted to be made to the Borrower or any of its Subsidiaries; and

(vi) no assignment shall be permitted to be made to a natural person.

Except as otherwise provided in paragraph (c) below, subject to acceptance and recording thereof pursuant to paragraph (d) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5; provided, that such Lender continues to comply with the requirements of Sections 4.10(d) and 4.10(e)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) Notwithstanding anything in this Section 11.6 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (a) providing any notice (including, without limitation, any administrative questionnaire) to the Administrative Agent or any other Person or (b) delivering an executed Assignment and Assumption to the Administrative Agent; provided that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an administrative questionnaire have been delivered to the Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or administrative questionnaire to the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this paragraph (d), the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to paragraph (c), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower. The Register or Related Party Register shall be available for inspection by the Borrower, the Issuing Lender, the Swingline Lender and any Lender at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice.

(i) Except as otherwise provided in paragraph (c) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. Except as otherwise provided in paragraph (c) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to paragraph (c) above, the applicable Related Party Register) as provided in this paragraph (d). The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(e) (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation shall be permitted to be made to the Borrower or any of its Subsidiaries, nor any officer or director of any such Person. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each

Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Person, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(h) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

11.7 Sharing of Payments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a director creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 11.7.

(b) In addition to any rights and remedies of the Lenders provided by law, subject to Section 10.11, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.7 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

11.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, the release of any Subsidiary Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder) or that has been consented to in accordance with Section 11.1; provided that no such release shall occur if (x) such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing or (y) such Collateral continues to secure any Junior Financing or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender, any Affiliate of a Lender or any Approved Fund, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

11.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY

LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

INTERSIL CORPORATION

By:	/s/ Thomas C. Tokos
Name:	Thomas C. Tokos
Title:	Sr. Vice President, Secretary and General Counsel

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Swingline Lender and as a Term Lender

By:	/s/ Andrew W. Earls
Name:	Andrew W. Earls
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as Issuing Lender

By:	/s/ Andrew W. Earls
Name:	Andrew W. Earls
Title:	Authorized Signatory

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:	/s/ Andrew W. Earls
Name:	Andrew W. Earls
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as Syndication Agent

By:	/s/ William S. Rowe
Name:	William S. Rowe
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent

By:	/s/ John I. Paul
Name:	John I. Paul
Title:	Portfolio Manager

WELLS FARGO BANK, N.A., as Co-Documentation Agent

By:	/s/ Steven J. Anderson
Name:	Steven J. Anderson
Title:	Executive Vice President

1

REVOLVING LENDERS

MORGAN STANLEY SENIOR FUNDING, INC., as a Revolving Lender

By:	/s/ Andrew W. Earls
Name:	Andrew E. Earls
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Revolving Lender

By:	/s/ William S. Rowe
Name:	William S. Rowe
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ John I. Paul
Name:	John I. Paul
Title:	Portfolio Manager

WELLS FARGO BANK, N.A., as a Revolving Lender

By:	/s/ Steven J. Anderson
Name:	Steven J. Anderson
Title:	Executive Vice President

COMERICA BANK, as a Revolving Lender

By:	/s/ Mark Skrzynski
Name:	Mark Skrzynski
Title:	Corporate Banking Officer

2

Annex A

PRICING GRID FOR REVOLVING LOANS, SWINGLINE LOANS

AND COMMITMENT FEES

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	3.50%	2.50%	0.750%
II	3.25%	2.25%	0.625%
III	3.00%	2.00%	0.500%
IV	2.75%	1.75%	0.375%
V	2.50%	1.50%	0.250%

The Applicable Margin for Revolving Loans, Swingline Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans, Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than 2.50 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00.

“Pricing Level IV” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 1.50 to 1.00 but greater than 1.00 to 1.00.

“Pricing Level V” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than or equal to 1.00 to 1.00.

Exhibit A to

Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of April 27, 2010, (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Assignment Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto, in the principal amount for the Facilities as set forth on Schedule 1 hereto.

3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that (i) the Assignor is the legal and beneficial owner of the Assigned Interest, (ii) the Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iii) the interest being assigned by the Assignor hereunder is free and clear of any lien, encumbrance or other adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its respective Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its respective Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes, if any, for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Facilities, requests that the Administrative Agent exchange the attached Notes, if any, for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Assignment Effective Date).

Ex. A-1

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 4.10(d) and (e) of the Credit Agreement; (f) confirms that it satisfies the requirements set forth in Section 11.6(b) of the Credit Agreement; (g) represents and warrants that it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; and (h) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Sections 4.10(d) and 11.6(f) of the Credit Agreement, duly completed and executed by such Assignee.

5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment and Assumption or the Trade Date described in Schedule 1 hereto (the “Assignment Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Assignment Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

7. From and after the Assignment Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, (and, to the extent this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a

Ex. A-2

party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5 of the Credit Agreement; provided, that the Assignor continues to comply with the requirements of Sections 4.10(d) and (e) of the Credit Agreement).

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Ex. A-3

Schedule 1 to

Assignment and Assumption

Name of Assignor:

Name of Assignee:

[Effective Date of Assignment and Assumption] [Trade Date]1:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders
[Term/Revolving]
[Commitment/Loan]
[$ ]

Principal Amount Assigned	Commitment/Loans Percentage Assigned[2]
$	. %

[Name of Assignee]		[Name of Assignor]

By:		By:
	Name:		Name:
	Title:		Title:

[1]	To be completed if Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[2]	Calculate the Commitment/Loans Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Commitments/Loans of all Lenders.

Ex. A-4

Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

Consented To:[3]

[INTERSIL CORPORATION, as Borrower]

By:
Name:
Title:

[MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent]

By:
Name:
Title:

[MORGAN STANLEY BANK, N.A.,
as Issuing Lender

By:
Name:
Title:]

[MORGAN STANLEY SENIOR FUNDING, INC., as Swingline Lender

By:
Name:
Title:]

[3]	See Section 11.6 of the Credit Agreement to determine whether the consent of the Borrower, Issuing Lender, Swingline Lender and/or Administrative Agent is required.

Ex. A-5

Exhibit B to

Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to the Credit Agreement1, dated as of April 27, 2010 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. Unless otherwise defined herein, terms defined in the Credit Agreement and used shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [            ] of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Group Members during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 8.1 of the Credit Agreement.

5. [The total consideration paid in connection with all Permitted Acquisitions (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Subsidiaries following such acquisitions) does not exceed, from the date of the Credit Agreement, (i) $400,000,000 plus (ii) an additional $200,000,000 if such additional amount is funded solely from Net Cash Proceeds received from issuance of Capital Stock by the Borrower.]2

[1]	Certificate required under Section 7.2(b) of the Credit Agreement and definition of “Permitted Acquisition”.
[2]	To be included in certificate delivered in connection with Permitted Acquisitions.

Ex. B-1

IN WITNESS WHEREOF, I, the undersigned, have executed this Certificate on behalf of the Borrower as of the date first written above.

INTERSIL CORPORATION

By:
Name:
Title:

Ex. B-2

Attachment 1 to

Compliance Certificate

[FINANCIAL STATEMENTS]

Ex. B-3

Attachment 2 to

Compliance Certificate

The information described herein is as of             , 20    , and pertains to the period from             , 20     to             , 20    .

1.	Consolidated Leverage Ratio (Section 8.1(a))
The ratio of
	(i) Consolidated Total Debt on such day	$
To
	(ii) Consolidated EBITDA in respect of the four consecutive fiscal quarters ending on such day	$
	Ratio:		. :1.00
(must not be greater than [see appropriate ratio in Section 8.1(a)])

2.	Consolidated Fixed Charge Coverage Ratio (Section 8.1 (b))
As of the period of four consecutive fiscal quarters ending on such day, the ratio of
	(i) Consolidated EBITDA for such period	$
To
	(ii) Consolidated Fixed Charges for such period	$
	Ratio:		. :1.00
(must not be less than [see appropriate ratio in Section 8.1(b)])

Ex. B-4

CALCULATIONS

1.	CONSOLIDATED TOTAL DEBT	$
2.	CONSOLIDATED EBITDA	$
3.	CONSOLIDATED FIXED CHARGES	$
4.	EXCESS CASH FLOW	$

Ex. B-5

Exhibit C to

Credit Agreement

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Attached separately.]

Ex. C-1

Exhibit D to

Credit Agreement

[RESERVED]

Ex. D-1

Exhibit E to

Credit Agreement

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of April 27, 2010 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. [                    ] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 4.10(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction;

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

(c) the Non-U.S. Lender is not a 10-percent shareholder of either of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code; and

(d) the Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[The remainder of this page intentionally left blank.]

Ex. E-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Ex. E-2

Exhibit F-1 to

Credit Agreement

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned, INTERSIL CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [                    ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of [            ] DOLLARS ([$            ]). The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrowers in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of April 27, 2010 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan

Ex. F-1-1

Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and continuation of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

INTERSIL CORPORATION,
as Borrower

By:
Name:
Title:

Ex. F-1-2

Schedule A

to Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Ex. F-1-3

Schedule B

to Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Ex. F-1-4

Exhibit F-2 to

Credit Agreement

FORM OF REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York

                 , 200

FOR VALUE RECEIVED, the undersigned, Intersil Corporation, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to              (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [            ] DOLLARS [($            )], or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Notes evidencing the Revolving Loans under the Credit Agreement, dated as of April 27, 2010 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the

Ex. F-2-1

Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and continuation of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

INTERSIL CORPORATION, as Borrower

By:
Name: Title:

Ex. F-2-2

Schedule A

to Revolving Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Ex. F-2-3

Schedule B

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Ex. F-2-4

Exhibit F-3 to

Credit Agreement

FORM OF SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York

                 , 200

FOR VALUE RECEIVED, the undersigned, Intersil Corporation, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to Morgan Stanley Senior Funding, Inc., (the “Swingline Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [            ] DOLLARS [($            )], or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to Section 3.3 of the Credit Agreement (as herein after defined). The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of April 27, 2010 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been

Ex. F-3-1

granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and continuation of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

INTERSIL CORPORATION, as Borrower

By:
Name: Title:

Ex. F-3-2

Exhibit G to

Credit Agreement

FORM OF CLOSING CERTIFICATE

April [  ], 2010

Reference is made to the Credit Agreement, dated as of April 27, 2010 (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 6.1(g) of the Credit Agreement, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME, JURISDICTION AND TYPE OF ENTITY] (the “Company”) hereby certifies as follows:

1. [                    ] is the duly elected and qualified Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

2. Each of the representations and warranties made by the Company in or pursuant to the Loan Documents (other than pursuant to Section 5.2(a) of the Credit Agreement) relating to the Company (other than Techwell and its Subsidiaries) and their business are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date). Each of the representations and warranties made by the Company in or pursuant to Sections 5.3(a), (b) and (c), 5.4, 5.5, 5.11, 5.14, 5.19, 5.20 and 5.21 of the Credit Agreement relating to Techwell and its Subsidiaries and their business are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

3. Each of the representations and warranties made by Techwell in the Acquisition Agreement that are material to the interests of the Lenders are true and correct as of the date hereof as if made on and as of the date hereof, but solely to the extent the Borrower, the Company or MergerSub has the right (without regard to any notice requirement) to terminate its obligations under the Acquisition Agreement (or would be permitted to decline to consummate the Offer or the Merger) as a result of a breach of any such representation or warranty in the Acquisition Agreement.

Ex. G-1

4. [The representation and warranty contained in Section 5.11 of the Credit Agreement is true and correct on the date hereof, after giving effect to the extension of credit to occur on the date hereof.]1

5. No Default or Event of Default has occurred and is continuing as of the date hereof [or after giving effect to the Loans to be made on the date hereof]2.

6. [The Offer has been consummated as set forth in Section 6.1(b) of the Credit Agreement [and the Closing Date has occurred. The Merger has been consummated (i) for consideration (including the repayment of Indebtedness but excluding related fees and expenses) the cash component of which does not exceed the amount as calculated pursuant to the Acquisition Agreement, (ii) in compliance with law and (iii) substantially in accordance with the Acquisition Documentation.]3 The Acquisition Agreement is in full force and effect and is in the form in effect on March 22, 2010) and no provision thereof has been amended, waived or otherwise modified or supplemented (including any change in purchase price or waiver of termination fees) in any manner that is material and adverse to the Lenders. Attached hereto as Schedule I are true and correct copies of the Acquisition Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.]4 [As of the date hereof, the Borrower is in compliance with Section 7.14(b) of the Credit Agreement.]5

7. [Attached hereto as Schedule II are reasonably detailed calculations of the Blocked Amount as of the Closing Date (after giving effect to the consummation of the Offer and the payment to be made in connection therewith). The Term Commitment (after the reductions thereto on the Closing Date) and cash on hand equals or exceeds the Blocked Amount.] 6

8. [No Group Member has any Indebtedness or preferred Capital Stock outstanding other than pursuant to the Loan Documents and other Indebtedness listed on Schedule 8.2 to the Credit Agreement.]7

9. [No default exists under any Indebtedness of the type described in clause (a) of the definition thereof with an aggregate principal amount greater than $15,000,000.]8

[1]	To be included only in the Closing Certificate of the Borrower on the Merger Closing Date.
[2]	To be included only in the Closing Certificate of the Borrower.
[3]	To be included only in the Closing Certificate of the Borrower on the Merger Closing Date.
[4]	To be included only in the Closing Certificate of the Borrower on the Closing Date and the Merger Closing Date.
[5]	To be included only in the Closing Certificate of the Borrower on the Merger Closing Date.
[6]	To be included only in the Closing Certificate of the Borrower on the Closing Date
[7]	To be included only in the Closing Certificate of the Borrower on the Closing Date.

Ex. G-2

10. [Since January 1, 2010, there has been no development or event that has had or could reasonably be expected to have a Closing Date Material Adverse Effect.]9

11. [Attached hereto as Schedule III are (i) the Pro Forma Financial Statements and other financial statements described in Section 5.1 of the Credit Agreement and (ii) a projected consolidated balance sheet of the Borrower and its Subsidiaries, the related consolidated income statements and statements of projected cash flow, in each case prepared on a quarterly basis for the first year after the Closing Date and on an annual basis for each year thereafter during the term of the Credit Agreement, and a description of the underlying assumptions applicable thereto. The undersigned hereby certifies that such projected financial statements are based on reasonable estimates, information and assumptions at the time prepared.]10

12. [The conditions precedent set forth in Section 6.1 of the Credit Agreement are satisfied as of the Closing Date.]11

The undersigned Corporate Secretary of the Company certifies as follows:

1. Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the [Board of Directors] [Managing Members] of the Company on                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

2. Attached hereto as Exhibit B is a true and complete copy of the [By-Laws] [Limited Liability Company or Operating Agreement] of the Company as in effect on the date hereof, and such [By-Laws] [Limited Liability Company or Operating Agreement] has not been amended, repealed, modified or restated.

3. Attached hereto as Exhibit C is a true and complete copy of the [Certificate of Incorporation] [Certificate of Formation] of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

4. Attached hereto as Exhibit D is a true and complete copy of a long form good standing certificate of the Company as in effect on the date hereof.

5. Attached hereto as Exhibit E is the incumbency certificate (the “Incumbency Certificate”) of the Company certifying the names and true and genuine signatures of the persons

(cont’d from previous page)

[8]	To be included only in the Closing Certificate of the Borrower on the Closing Date.
[9]	To be included only in the Closing Certificate of the Borrower on the Closing Date.
[10]	To be included only in the Closing Certificate of the Borrower on the Closing Date.
[11]	To be included only in the Closing Certificate of the Borrower on the Closing Date.

Ex. G-3

that are the duly elected and qualified officers of the Company authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party and other related documents to be delivered by the Company in connection therewith (the “Authorized Persons”). The Authorized Persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below.

Ex. G-4

IN WITNESS WHEREOF, the undersigned have hereunto set their names as of the date set forth below.

Name:	Name:
Title:	Title: Secretary

Ex. G-5

Schedule I to

Closing Certificate

Acquisition Documentation

Ex. G-6

Schedule II to

Closing Certificate

Blocked Amount Calculation

Ex. G-7

Schedule III to

Closing Certificate

Financial Statements

Ex. G-8

Exhibit A to

Closing Certificate

[Board] [Member] Resolutions

[See attached.]

Ex. G-9

Exhibit B to

Closing Certificate

[By-Laws] [Limited Liability Company or Operating Agreement]

[See attached.]

Ex. G-10

Exhibit C to

Closing Certificate

[Articles][Certificate] of [Incorporation][Formation]

[See attached.]

Ex. G-11

Exhibit D to

Closing Certificate

Good Standing Certificate

[See attached.]

Ex. G-12

Exhibit E to

Closing Certificate

Incumbency Certificate

NAME	TITLE	SIGNATURE

Ex. G-13

Exhibit H to

Credit Agreement

FORM OF LEGAL OPINION OF DECHERT LLP

[Attached separately.]

Ex. H

Exhibit I to

Credit Agreement

FORM OF CONTROL AGREEMENT

This Collateral Account Control Agreement dated as of             , 20     (the “Control Agreement”), among                      (the “Grantor”)1,                      2 in its capacity as a “securities intermediary” as defined in Section 8-102 of the UCC and/or a “bank” as defined in Section 9-102 of the UCC (in such capacities, the “Financial Institution”) and Morgan Stanley & Co. Incorporated, as collateral agent under the Credit Agreement (as defined below) (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meaning assigned in the Credit Agreement, dated as of April 27, 2010, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), the Collateral Agent, the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. The Collateral Agent shall be referred to herein as the “Secured Party”. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

SECTION 1. Establishment of Collateral Accounts. The Financial Institution hereby confirms and agrees that:

(a) The Financial Institution has established the following account[s]:

(A) the “[identify exact title of account],” a [deposit account/securities account], with account number [identify account number] in the name of [identify name of account holder] (the “             Account”); and

(B) the “[identify exact title of account],” a [deposit account/securities account], with account number [identify account number] in the name of [identify name of account holder] (the “             Account”).

[Each] such account, and any successor account, is referred to herein [individually] as a “Collateral Account” [and collectively as the “Collateral Accounts.”]

(b) The Financial Institution shall not change the name or account number of any Collateral Account without the prior written consent of the Secured Party.

[1]	Insert Grantor’s name as applicable.
[2]	Insert financial institution’s name as applicable.

Ex. I-1

(c) Each of the Collateral Accounts is either a “securities account” (as defined in Section 8-501 of the UCC) or a “deposit account” (as defined in Section 9-102 of the UCC).

As used herein “Deposit Account” shall mean any Collateral Account which is a “deposit account” (within the meaning of Section 9-102 of the UCC) and “Securities Account” shall mean any Collateral Account which is a “securities account” (within the meaning of Section 8-501 of the UCC).

(d) If and to the extent any Collateral Account is a Securities Account, the Grantor and the Financial Institution hereby agree:

(A) all securities or other property underlying any financial assets credited to any Collateral Account shall be registered in the name of the Financial Institution, indorsed to the Financial Institution or in blank or credited to another securities account maintained in the name of the Financial Institution and in no case will any financial asset credited to any Collateral Account be registered in the name of the Grantor, payable to the order of the Grantor or specially indorsed to the Grantor except to the extent the foregoing have been specially indorsed to the Financial Institution or in blank;

(B) all property delivered to the Financial Institution pursuant to the Loan Documents will be promptly credited to one of the Collateral Accounts; and

(C) the Financial Institution hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to any Collateral Account that is a Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

SECTION 2. Control of the Collateral Accounts. This Control Agreement evidences the Secured Party’s control over the Collateral Accounts for purposes of the UCC (including Sections 9-104 and 9-106 thereof and Section 8-106 thereof). Notwithstanding anything to the contrary in the agreements between the Financial Institution and any Grantor governing the Collateral Accounts, if at any time the Financial Institution shall receive any order from the Secured Party (i) directing disposition of funds in any Collateral Account or (ii) directing transfer or redemption of any financial asset relating to a Collateral Account, the Financial Institution shall comply with such entitlement order or instruction without further consent by the Grantor or any other person. The Secured Party shall only give the Financial Institution the orders described above, including a Notice of Sole Control (as defined below), upon the occurrence of an Event of Default.

SECTION 3. Subordination of Lien; Waiver of Set-Off. In the event that the Financial Institution has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Collateral Account or any security entitlement or cash credited thereto, the Financial Institution hereby agrees that such security interest shall be subordinate to the security

Ex. I-2

interest of the Secured Party. The financial assets, money and other items credited to any Collateral Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Secured Party (except that the Financial Institution may set off (i) all amounts due to the Financial Institution in respect of customary fees and expenses for the routine maintenance and operation of the respective Collateral Account and (ii) the face amount of any checks which have been credited to such Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds).

SECTION 4. Choice of Law. This Control Agreement and the rights and obligations of the parties under this Control Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed the bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). [Each of] the Collateral Account[s] shall be governed by the laws of the State of New York.

SECTION 5. Conflict with Other Agreements; Amendment.

(a) In the event of any conflict between this Control Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into among the parties hereto, the terms of this Control Agreement shall prevail.

(b) No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

(c) The Financial Institution hereby confirms and agrees that:

(A) there are no other agreements entered into between the Financial Institution and the Grantor with respect to any Collateral Account [except for [identify other agreements] (the “Account Agreements”)];

(B) it has not entered into, and until the termination of the this Control Agreement will not enter into, any agreement with any other person relating the Collateral Accounts and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) or instructions (within the meaning of Section 9-104 of the UCC) of such other person; and

(C) it has not entered into, and until the termination of this Control Agreement will not enter into, any agreement with the Grantor or the Secured Party purporting to limit or condition the obligation of the Financial Institution to comply with entitlement orders or instructions.

Ex. I-3

SECTION 6. Adverse Claims. Except for the claims and interest of the Secured Party and of the Grantor in the Collateral Accounts, the Financial Institution does not know of any lien on or claim to, or interest in, any Collateral Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Accounts or in any financial asset carried therein, the Financial Institution will promptly notify the Secured Party and the Grantor thereof.

SECTION 7. Maintenance of Accounts. In addition to, and not in lieu of, the obligation of the Financial Institution to honor entitlement orders and instructions as set forth in Section 2 hereof, the Financial Institution agrees to maintain the Collateral Accounts as follows:

(a) Notice of Sole Control. If at any time the Secured Party delivers to the Financial Institution a Notice of Sole Control in substantially the form set forth in Exhibit A hereto (a “Notice of Sole Control”), the Financial Institution agrees that after receipt of such notice, it will take all instruction with respect to the Collateral Account[s] referenced in such notice solely from the Secured Party and shall not comply with instructions or entitlement orders of any other person.

(b) Statements and Confirmations. The Financial Institution shall, and is hereby authorized and instructed by the Grantors, to (i) promptly furnish copies of all statements, confirmations and other correspondence concerning any Collateral Account and, if applicable, any financial assets credited thereto simultaneously to each of the Grantor and the Secured Party at the address for each set forth in Section 12 of this Control Agreement, (ii) make available other information relating to any Collateral Account that the Financial Institution makes available to the Grantors and (iii) disclose to the Secured Party all information requested by the Secured Party regarding any Collateral Account.

(c) Tax Reporting. All items of income, gain, expense and loss, if any, recognized in any Collateral Account and all interest, if any, relating to any Collateral Account, shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Grantor.

(d) Voting Rights. Until such time as the Financial Institution receives a Notice of Sole Control pursuant to subsection (a) of this Section 7, the Grantor shall direct the Financial Institution with respect to the voting of any financial assets credited to the Collateral Account[s].

(e) Permitted Investments. Until such time as the Financial Institution receives a Notice of Sole Control signed by the Secured Party, the Grantor shall direct the Financial Institution with respect to the selection of investments, if any; provided, however, that the Financial Institution shall not honor any instruction to purchase any investments other than investments of a type describe on Exhibit B hereto.

SECTION 8. Representations, Warranties and Covenants of the Financial Institution. The Financial Institution hereby makes the following representations, warranties and covenants:

(a) [each] [the] Collateral Account has each been established as set forth in Section 1 and such Collateral Accounts will be maintained in the manner set forth herein until termination of this Control Agreement;

Ex. I-4

(b) [each] [the] Deposit Account is a deposit account (within the meaning of Section 9-102 of the UCC), and [each] [the] Securities Account is a securities account (within the meaning of Section 8-501 of the UCC);

(c) the Financial Institution constitutes a “bank” (as defined in Section 9-102 of the UCC);

(d) the Financial Institution constitutes a “securities intermediary” (as defined in Section 8-102 of the UCC); and

(e) this Control Agreement is the valid and legally binding obligation of the Financial Institution.

SECTION 9. Indemnification of Financial Institution. The Grantor and the Secured Party hereby agree that (a) the Financial Institution is released from any and all liabilities to the Grantor and the Secured Party arising from the terms of this Control Agreement and the compliance of the Financial Institution with the terms hereof, except to the extent that such liabilities arise from the Financial Institution’s negligence and (b) the Grantor, its successors and assigns shall at all times indemnify and save harmless the Financial Institution from and against any and all claims, actions and suits of others arising out of the terms of this Control Agreement or the compliance of the Financial Institution with the terms hereof, except to the extent that such claims, actions and suits arise from the Financial Institution’s negligence, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Control Agreement. If the Grantor has made any indemnity payment pursuant to this Section 9 and such payment has fully indemnified the recipient thereof and the recipient thereafter collects any payment from others in respect of such indemnified amounts, then the recipient will repay to the Grantor an amount equal to such amount it has collected from others in respect of such indemnified amounts. The indemnities in this Section 9 shall survive the termination of this Agreement.

SECTION 10. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or assigns. The Grantors shall not assign or transfer any of their rights or obligations under this Control Agreement without the prior written consent of the Financial Institution and the Secured Party. The Secured Party may transfer (including by assignment) its rights and duties hereunder in accordance with the terms of the Loan Documents upon prior written notice to the Financial Institution.

SECTION 11. Merger or Consolidation of Financial Institution. Without the execution or filing of any paper or any further act on the part of any of the parties hereto, any bank into which the Financial Institution may be merged or with which it may be consolidated, or any bank resulting from any merger to which the Financial Institution shall be a party, shall be the successor of the Financial Institution hereunder and shall be bound by all provisions hereof which are binding upon the Financial Institution.

Ex. I-5

SECTION 12. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Grantor and the Secured Party or to such other address as may be hereafter notified by the respective parties hereto:

The Grantor:	[Address]
Attention:
Telecopy:
Telephone:

with a copy to:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

The Collateral Agent:	c/o Morgan Stanley & Co. Incorporated
One Pierrepont Plaza, 7th Floor,
300 Cadman Plaza West
Brooklyn, NY 11201
Attention: [ ]
Telephone: [ ]
Telecopy: [ ]
Email: [ ]

with a copy to:	Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY 10036
Attention: [ ]
Telecopy: [ ]
Email: [ ]

provided that any notice, request or demand to the Secured Party shall not be effective until received.

SECTION 13. Continuing Obligations; Termination. The rights and powers granted herein to the Secured Party have been granted in order to protect and further perfect its security interests in the Collateral Accounts and are powers coupled with an interest and will be affected neither by any purported revocation by the Grantors of this Control Agreement or the rights granted to the Secured Party hereunder or by the bankruptcy, insolvency, conservatorship or receivership of the Grantors or the Financial Institution or by the lapse of time. The obligations of the Financial

Ex. I-6

Institution to the Secured Party pursuant to this Control Agreement shall continue in effect until the security interests of the Secured Party in each of the Collateral Accounts have been terminated pursuant to the terms of the Credit Agreement and the Secured Party has notified the Financial Institution of such termination in writing. The Secured Party agrees to provide Notice of Termination in substantially the form of Exhibit C hereto to the Financial Institution upon the request of the Grantor on or after the termination of the Secured Party’s security interest in the Collateral Accounts pursuant to the terms of the Credit Agreement. The termination of this Control Agreement shall not terminate the Collateral Accounts or alter the obligations of the Financial Institution to the Grantor pursuant to any other agreement with respect to the Collateral Accounts. Each of the Grantors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Parties upon the bankruptcy or reorganization of any Grantor or otherwise.

SECTION 14. Severability. Any provision of this Control Agreement that may prove unenforceable under any law or regulation shall not affect the validity of any other provision hereof.

SECTION 15. Counterparts. This Control Agreement may be executed by one or more of the parties to this Control Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Control Agreement by facsimile transmission or e-mail (in .PDF or similar format) shall be effective as delivery of a manually executed counterpart hereof.

GRANTOR:

[NAME OF GRANTOR]

By:
Name:
Title:

SECURED PARTY:

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

Ex. I-7

FINANCIAL INSTITUTION:

[NAME OF FINANCIAL INSTITUTION]

By:
Name:
Title:

Ex. I-8

Exhibit A to

Collateral Account Control Agreement

[Letterhead of Secured Party]

[Date]

[Name and Address of Financial Institution]

Attention:

Re: Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Collateral Account Control Agreement, dated                  , 20[    ] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein are used as defined in the Agreement) among [insert name of the Grantor], you and Morgan Stanley & Co. Incorporated, as Collateral Agent and Secured Party (a copy of which is attached), we hereby give you notice of our sole control over each of the Collateral Accounts and all financial assets or funds credited thereto. You are hereby instructed not to accept any direction, instructions or entitlement orders or instructions with respect to the Collateral Accounts or the financial assets or funds credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission or e-mail (in .PDF or similar format) to [insert name of the Grantor].

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name: Title:

cc: [Insert name of the Grantor]

Ex. I-9

Exhibit B to

Collateral Account Control Agreement

Permitted Investments

(a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or

(g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Ex. I-10

Exhibit C to

Collateral Account Control Agreement

[Letterhead of Secured Party]

[Date]

[Name and Address of Financial Institution]

Attention:

Re: Collateral Account Control Agreement

Reference is made to the Collateral Account Control Agreement (the “Agreement”) between you, [insert name of the Grantor] and the undersigned (a copy of which is attached; capitalized terms used herein are used as defined in the Agreement). You are hereby notified that the Agreement is terminated and you have no further obligations to the undersigned pursuant to the Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the Collateral Accounts from [insert name of the Grantor]. This notice terminates any obligations you may have to the undersigned with respect to such account; however, nothing contained in this notice shall alter any obligations which you may otherwise owe to the Grantor or the Secured Party pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission or e-mail (in .PDF or similar format) to [insert name of Grantor].

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Title:

Ex. I-11

Exhibit J to

Credit Agreement

FORM OF INTERCOMPANY NOTE1

Dated:

FOR VALUE RECEIVED, each undersigned entity (collectively, the “Group Members” and each, a “Group Member”) that is a party to this intercompany promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of such other Group Member that is a Loan Party (as defined in the Credit Agreement) that makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness for borrowed money now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee, in each case other than the European Note (as defined below) which, for the avoidance of doubt, shall not be subject to this Promissory Note in any respect. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement, dated as of April 27, 2010, (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Intersil Corporation, a Delaware corporation (the “Borrower”), Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. As used herein, the “European Note” means any promissory note issued after the date hereof from Intersil Europe Sárl to Intersil Communications, Inc. in connection with the Permitted Reorganization (as defined in the Credit Agreement).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the Payor and the Payee. Interest shall be due and payable at such times as may be agreed upon in writing from time to time by the Payor and the relevant Payee. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as the case may be.

[1]	Note: Only applicable to loans where the Payee is a Loan Party.

Ex. J-1

The Payor, and any endorser of this Promissory Note hereby, waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that the Collateral Agent and the other Secured Parties may exercise all the rights of each such Payee under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against the Payor or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding; provided, that the Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the Payor subject to the provisions of the Loan Documents that are applicable to the Payor. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from the Payor, all rights and Liens of such Payee, whether now or hereafter arising and howsoever existing, in any Property of the Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such Property. Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any such Property or to foreclose upon, or exercise any other remedy in respect of, any such Property, whether by judicial action or otherwise, until such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding.

Except as expressly permitted by the Loan Documents, if all or any part of the Property of the Payor, or the proceeds thereof, is subject to any distribution, division or application to the creditors of the Payor, whether partial or complete, voluntary or involuntary, by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of the Payor is dissolved or if all or substantially all of the Property of the Payor is sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash or other property which shall be payable or deliverable upon or with respect to this Promissory Note (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Obligations, due or to become due, until such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and obligations under or in respect of Hedge Agreements) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Payee irrevocably

Ex. J-2

authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee, if an Event of Default has occurred and is continuing, such proofs of claim and take such other action, in the Collateral Agent’s own name or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note. Each Payee also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness reasonably requested by the Collateral Agent. The Collateral Agent may vote such proofs of claim in any such proceeding (and the Payee shall to be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Obligations have been performed and paid in full in cash in immediately available funds and all commitments to extend credit under any Loan Document have expired or been terminated, such Payee shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Obligations in accordance with the Credit Agreement, and, until so delivered, the same shall be segregated from the other assets of such Payee and held in trust by such Payee as the property of the Collateral Agent, for the benefit of the Secured Parties. If such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same.

The Secured Parties shall be third party beneficiaries of the subordination provisions contained herein and shall be entitled to enforce such subordination provisions.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature page follows]

Ex. J-3

IN WITNESS WHEREOF, the undersigned Payors have caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[PAYORS]

By:
Name:
Title:

Ex. J-4

Schedule A to

Intercompany Note

TRANSACTIONS UNDER INTERCOMPANY NOTE

Date	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

Ex. J-5

Schedule B to

Intercompany Note

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                          all of its right, title and interest in and to the Intercompany Note, dated                      (amended, amended and restated, supplemented, restated, replaced, refinanced or otherwise modified from time to time, the “Promissory Note”), made by the Payors signatory thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

Dated:

[PAYEES]

By:
Name: Title:

Ex. J-6

Exhibit K to

Credit Agreement

FORM OF SOLVENCY CERTIFICATE

I,                             , the Chief Financial Officer of Intersil Corporation, a Delaware corporation (the “Borrower”), hereby certify, in my capacity as such and not in my individual capacity, that I am the Chief Financial Officer of the Borrower and that I am familiar with the properties, businesses, assets, finances and operations of the Borrower and its Subsidiaries and I am duly authorized to execute this certificate on behalf of the Borrower pursuant to Section 6.1(n) of the Credit Agreement, dated as of April 27, 2010, (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as syndication agent and U.S. Bank National Association and Wells Fargo Bank, N.A., as co-documentation agents. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

I do hereby further certify, in my capacity as the Chief Financial Officer of the Borrower and not in my individual capacity, that I have reviewed the Loan Documents and the contents of this Solvency Certificate and, in connection herewith, have reviewed such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.

I do hereby further certify, in my capacity as the Chief Financial Officer of the Borrower and not in my individual capacity, that, as of the date hereof, after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents and the incurrence of all Indebtedness and obligations being incurred in connection therewith, each Loan Party is Solvent.

[The remainder of this page intentionally left blank.]

Ex. K-1

IN WITNESS WHEREOF, the undersigned has duly executed this Solvency Certificate as of the date first written above.

INTERSIL CORPORATION

By:
Name: [ ] Title: Chief Financial Officer

Ex. K-2

Exhibit L to

Credit Agreement

Application and Agreement for Irrevocable Standby Letter of Credit

TO: Morgan Stanley Bank , N.A. (“Bank”)

NOTE: To properly complete this document the “TAB” key must be used to navigate to and from all form fields.

Please type applications to ensure legibility and accuracy. Handwritten applications will not be accepted.

We reserve the right to return applications for clarification.

Date: mm/dd/yyyy
The undersigned Applicant hereby requests Bank to issue an Irrevocable Standby Letter of Credit (the “Credit”) substantially as set forth below. In issuing the Credit, Bank is expressly authorized to make such changes from the terms herein below set forth as it, in its sole discretion, may deem advisable.

Applicant (Full Name & Address):	Advising Bank (Designate name & address only if desired):

Intersil Corporation 1001 Murphy Ranch Road Milpitas, CA 95035

Beneficiary (Full Name & Address):	Amount in Figures: (All Credits must be in US $)

Amount in Words:

Expiration Date: mm/dd/yyyy

☐ Expiry date to be automatically extendable “evergreen” every 364 days or one year , with a days notification for non-extension (i.e.: 60 days), with a final expiry date of mm/dd/yyyy

Credit to be available for payment against Beneficiary’s draft(s) at sight drawn on Bank or its correspondent at Bank’s option accompanied by the following documents:
☐ A statement, issued on the letterhead of the Beneficiary, purportedly signed by an authorized individual, stating that (please state below wording to appear on the statement):
☐ Issue substantially in form of attached specimen.

Ex. L-1

APPLICANT WARRANTS THAT NO TRANSACTION INVOLVED IN THIS

APPLICATION, IF ANY, IS IN VIOLATION OF U.S. TREASURY FOREIGN ASSETS

CONTROL REGULATIONS OR ANY APPLICABLE LAW.

Each Applicant signing below affirms that it has fully read and agrees to this Application and to Applicant’s letter of credit reimbursement agreement attached which is referred to as the “Continuing Letter of Credit Agreement.” In consideration of the Bank’s issuance of the Credit, the Applicant agrees to be bound by the Agreement set forth in this and in the attached Continuing Letter of Credit Agreement on the following pages (even if the following pages are not attached to the Application) delivered to the Bank. Documents may be forwarded to the Bank by the Beneficiary, or the negotiating bank, in one mail. Bank may forward documents to Applicant if specified above, in one mail. Applicant understands and agrees that this Credit will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, Publication 600 or any subsequent version currently in effect and in use by Bank (“UCP”) or to the International Standby Practices of the International Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank (“ISP98”), at Bank’s discretion.

Name of Applicant: Intersil Corporation

Address: 1001 Murphy Ranch Road, Milpitas, CA 95035

Customer Contact:	Email Address:

Authorized Signature (Title):	Authorized Signature (Title):

Phone Number:

( ) -

BANK USE ONLY

Approved (Authorized Signature): X			Date:

Approved (Print name and title):	City:	Phone #: ( ) -	Employee Email

We have interpreted this Standby Letter of Credit as a ☐ Financial obligation or a ☐ Performance obligation.

Other (please explain): For any questions regarding this transaction, please contact: ☐ Approver ☐ Applicant Directly ☐ Other Specify:

Ex. L-2

Attachment A – Required Prior to Submitting Application

USA Patriot Act Notice:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions and subsidiaries to obtain, verify, and record information that identifies each person or entity that may have funds transferred to them. Beneficiary must provide Morgan Stanley Bank, N.A. information requested, such as name, address, tax identification number, and other corporate information, including business organizational documents, such as Articles of Incorporation, or other identifying documents.

The following must be completed in full and contain the required documentation for each Beneficiary prior to submitting the Letter of Credit application.

DATA REQUIREMENTS	BENEFICIARY
Exact Beneficiary Legal Name
Legal Business Address
Gov’t ID # / ID Type
Country of Organization
Legal Form
Gaming Entity? (Yes / No)
Politically Exposed Person (Yes/No)

BENEFICIARY’S REQUIRED DOCUMENTS - 1 & 3 or 2 & 3

1. Beneficiary’s Formation Documents e.g. Partnership Agreement, or Trust Agreement

Or

2. Beneficiary’s Disclosure Document: e.g. Annual Report, Offering Memorandum, & Articles of Association, Articles of Incorporation

&

3. Beneficiary’s List of Principals/Directors/Trustees: e.g. List of Principles/Directors/Trustees (depending on entity) on letterhead

Ex. L-3

Exhibit M to

Credit Agreement

Irrevocable Stand-by Letter of Credit

[Issue Date]

ISSUING BANK

Morgan Stanley Bank, N.A.

One Utah Center

201 South Main Street

5th Floor

Salt Lake City, Utah 84111

Attention: Letter of Credit Department

Telephone: (801) 236-3655

Fax: (212) 507-5010

BENEFICIARY

Attention :

Telephone:

Fax:

Date of Expiration: [            ]

REF: IRREVOCABLE STANDBY LETTER OF CREDIT NO. [                    ]

This Irrevocable Standby Letter of Credit (the “Letter of Credit”) is hereby issued in favor of [                    ] with a business address of [                    ] (hereinafter called “you” or the “Beneficiary”) for the account of Intersil Corporation with a business address of 1001 Murphy Ranch Road, Milpitas, CA 95035 (hereinafter called the “Applicant”) for an amount not to exceed in the aggregate USD [                    ] (U.S. $            .        ) (the “Stated Amount”). This Letter of Credit is effective immediately and will expire on [                    ] (the “Expiration Date”).

We hereby engage with you that demands for payment made by presentation of the following document(s):

(a) Demand for payment of an amount available under this Letter of Credit in the form of Attachment A completed and signed by Beneficiary and (b) this Letter of Credit (including any amendments);

Ex. M-1

presented under and in compliance with the terms of this Letter of Credit will be duly honored if received by us on a Business Day at or before 3:00 p.m., New York time, on or before the Expiration Date specified above, at the address specified above, by physical or overnight delivery. If a demand for payment is made by you hereunder at or prior to 12:00 noon, New York City time, on a Business Day, and provided that such demand for payment and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to you of the amount demanded, on the third (3rd) Business Day following the date of receipt of such demand for payment; and if a demand is made by you hereunder after 12:00 noon, New York City time, on a Business Day, and provided that such demand for payment and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to you of the amount demanded, on the fourth (4th) Business Day following the date of receipt of such demand for payment. As used herein, the term “Business Day” means a day on which we are open in the State of Utah to conduct our letter of credit business and on which banks are not authorized or required by law or executive order to close in the state of New York. Notwithstanding any provision to the contrary in ISP 98 (as hereinafter defined), if the Date of Expiration is not a Business Day then such date shall be automatically extended to the next succeeding date that is a Business Day.

Payment under this Letter of Credit shall be made in immediately available funds by wire transfer to such account as may be designated by Beneficiary in the applicable drawing request and accompanying payment instructions. By paying to you or your account an amount demanded we make no representation as to the correctness of the amount demanded or the purpose therefore.

Partial payments or demands for payments are/are not permitted.

Upon the earlier to occur of (a) payment to you or to your account of the Stated Amount pursuant to your demand or (b) the expiration of this Letter of Credit, we shall be fully discharged of our obligations to you.

We may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

This Letter of Credit is not transferable and neither this Letter of Credit nor any rights under it may be assigned by Beneficiary.

This Letter of Credit sets forth in full terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document or instrument.

All inquiries regarding this Letter of Credit and all correspondence and requests for drawings under this Letter of Credit should be directed to the Letter of Credit Department at the phone number or address referenced above, as applicable.

Ex. M-2

To the extent not inconsistent with the express terms hereof, this Letter of Credit is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (the “ISP 98”). This Letter of Credit shall be deemed to be a contract made under the law of the State of New York and shall, as to matters not governed by ISP 98, be governed by and construed in accordance with the law of such State without regard to any conflicts of law provisions.

Yours faithfully,

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

Ex. M-3

ATTACHMENT A (Demand for Sight Payment)

                    ,

ISSUING BANK

Morgan Stanley Bank, N.A.

One Utah Center

201 South Main Street

5th Floor

Salt Lake City, Utah 84111

Telephone: (801) 236-3655

Fax: (212) 507-5010

Attention: Letter of Credit Department

Re:	Morgan Stanley Bank, N.A. Irrevocable Standby Letter of Credit No. (Ref. No. [ ]) (“Letter of Credit”)

The undersigned Beneficiary demands payment of USD                      AND __/100 DOLLARS (U.S. $            .    ) under the Letter of Credit.

Beneficiary represents, warrants, certifies and promises that Applicant is in default under that certain                     , dated             , 20     (the “Agreement”), between Applicant and Beneficiary, Beneficiary is entitled in accordance with the terms and conditions of the Agreement to draw the amount requested hereunder, the amount of this drawing remains due and owing under such Agreement, and any applicable notice periods and grace periods pertaining to such payment under the Agreement have expired.

Beneficiary further represents, warrants, certifies and promises that the proceeds from this demand under the Letter of Credit will be used to satisfy Applicant’s obligations under such Agreement to Beneficiary.

Payment should be made to the account and pursuant to the wire transfer instructions attached hereto.

This demand is made as of the date hereof.

Yours faithfully,

By:
Name:
Title:

Ex. M-4

Attachments: Beneficiary’s Wiring Instructions

Ex. M-5